
                                                                     EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

                                      AMONG

                             CORILLIAN CORPORATION,

                        QUANTUM ACQUISITION CORPORATION,

                             QUARRY ACQUISITION LLC,

                                QBT SYSTEMS INC.,

                                       AND

                      THE SHAREHOLDERS OF QBT SYSTEMS INC.

                           DATED AS OF AUGUST 5, 2005

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                                TABLE OF CONTENTS

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
ARTICLE I - DEFINITIONS...................................................................           2

    1.1         Certain Defined Terms.....................................................           2

    1.2         Certain Additional Defined Terms..........................................           8

ARTICLE II - TRANSACTION AND TERMS OF THE MERGERS.........................................          10

    2.1     The Step One Merger...........................................................          10

            2.1.1    The Closing..........................................................          10

            2.1.2    Effective Time.......................................................          10

            2.1.3    Effects of the Step One Merger.......................................          10

            2.1.4    Certificate of Incorporation and Bylaws of the Interim
                     Surviving Corporation................................................          11

            2.1.5    Directors and Officers of the Interim Surviving Corporation..........          11

    2.2    Step Two Merger................................................................          11

           2.2.1     Step Two Merger Effective Time.......................................          11

           2.2.2     Effects of the Step Two Merger.......................................          12

           2.2.3     Articles of Organization and Operating Agreement of the
                     Surviving LLC........................................................          12

           2.2.4     Manager and Officers of the Surviving LLC............................          12

           2.2.5     Treatment of Capital Stock in Step Two Merger........................          12

    2.3    Conversion of Company Capital Stock............................................          13

    2.4    Options; Exchange Procedures...................................................          14

           2.4.1     Options..............................................................          14
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           2.4.2     Receipt of Certificates..............................................          14

           2.4.3     No Fractional Shares.................................................          15

           2.4.4     Dissenting Shares....................................................          15

    2.5    Escrow Fund....................................................................          16

           2.5.1     Withholding of Escrow Amount; Escrow Fund............................          16

           2.5.2     Deposit of Escrow Amount.............................................          16

           2.5.3     Release of Escrow Fund...............................................          16

           2.5.4     No Transfer or Encumbrance...........................................          17

           2.5.6     No Liability of Parent...............................................          17

    2.6    Shareholder Representative.....................................................          17

    2.7    Tax Free Reorganization........................................................          18

    2.8    Tax Withholding................................................................          18

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............................          19

    3.1    Organization...................................................................          19

    3.2    Enforceability.................................................................          19

    3.3    Capitalization.................................................................          20

    3.4    Subsidiaries and Affiliates....................................................          21

    3.5    No Approvals; No Conflicts.....................................................          22

    3.6    Financial Statements...........................................................          23

    3.7    Absence of Certain Changes or Events...........................................          23

    3.8    Taxes..........................................................................          25

    3.9    Property.......................................................................          29
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    3.10      Contracts...................................................................          30

    3.11      Claims and Legal Proceedings................................................          32

    3.12      Labor and Employment Matters................................................          32

    3.13      Employee Benefit Plans......................................................          33

           3.13.1    Employee Benefit Plan Listing........................................          33

           3.13.2    Documents Provided...................................................          34

           3.13.3    Compliance...........................................................          34

           3.13.4    Qualification........................................................          35

           3.13.5    Contributions and Premium Payments...................................          35

           3.13.6    Related Employers....................................................          36

           3.13.7    Multiemployer and Title IV Plans.....................................          36

           3.13.8    Post-Termination Benefits............................................          36

           3.13.9    Suits, Claims and Investigations.....................................          36

           3.13.10   Payments Resulting From Transactions.................................          37

    3.14   Intellectual Property..........................................................          37

           3.14.1    General..............................................................          37

           3.14.2    No Encumbrances; Protection..........................................          37

           3.14.3    Internet Domain Names................................................          38

           3.14.4    Ownership of Employee Works..........................................          38

           3.14.5    Non-Infringement.....................................................          39

           3.14.6    Intellectual Property Registrations..................................          39

           3.14.7    Maintenance of Rights................................................          39

           3.14.8    Confidentiality......................................................          40

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
           3.14.9    Warranty Against Defects.............................................          40

           3.14.10   Indemnification......................................................          40

           3.14.11   Restrictions on Intellectual Property................................          41

    3.15   Warranties and Maintenance.....................................................          41

    3.16   Corporate Books and Records....................................................          41

    3.17   Licenses, Permits, Authorizations, etc.........................................          42

    3.18   Compliance With Laws...........................................................          42

    3.19   Insurance......................................................................          42

    3.20   Brokers or Finders.............................................................          43

    3.21   Absence of Questionable Payments...............................................          43

    3.22   Bank Accounts..................................................................          43

    3.23   Insider Interests..............................................................          43

    3.24   Compliance With Environmental Laws.............................................          44

    3.25   Accounts Receivable............................................................          44

    3.26   Information to Shareholders....................................................          45

    3.27   Full Disclosure................................................................          45

    3.28   Disclaimer Regarding Projections...............................................          45

    3.29   MemberBridge Acquisition Expenses..............................................          46

ARTICLE IIIA - REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.........................          46

    3A.1   Accreditation..................................................................          46

    3A.2   Ownership......................................................................          46

    3A.3   Enforceability; No Conflicts...................................................          46

    3A.4   Claims Against the Company.....................................................          47

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
    3A.5   Brokers or Agents..............................................................          47

    3A.7   Investment for Own Account.....................................................          48

    3A.8   Residency......................................................................          48

    3A.9   Litigation.....................................................................          48

    3A.10  SEC Documents; Access to Information...........................................          48

    3A.11  Indemnity......................................................................          49

    3A.12  Restricted Securities..........................................................          49

    3A.13  Tax Consequences...............................................................          49

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE PARENT.................................          49

    4.1    Organization...................................................................          49

    4.2    Enforceability.................................................................          50

    4.3    Securities.....................................................................          50

    4.4    No Approvals or Notices Required; No Conflicts With Instruments................          51

    4.5    Capitalization.................................................................          51

    4.6    SEC Documents..................................................................          51

    4.7    Absence of Certain Changes.....................................................          52

    4.8    Full Disclosure................................................................          52

    4.9    Shareholders Consent...........................................................          52

    4.10   Brokers or Finders.............................................................          52

    4.11   Litigation.....................................................................          52

    4.12   Compliance with Laws...........................................................          53

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
ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARENT.............................          53

    5.1    Accuracy of Representations and Warranties.....................................          53

    5.2    Performance of Agreements......................................................          53

    5.3    Approvals and Consents.........................................................          54

    5.4    Secretary's Certificate........................................................          54

    5.5    Officer's Certificate..........................................................          54

    5.6    Nonforeign Affidavit...........................................................          54

    5.7    Compliance with Laws...........................................................          54

    5.8    Legal Proceedings..............................................................          54

    5.9    Termination of Certain Agreements..............................................          55

    5.10   Exercise of Stock Purchase Rights; Conversion of Convertible Securities........          55

    5.11   Nondisclosure Agreements.......................................................          55

    5.12   Consulting Agreement and Non-Competition Agreement.............................          55

    5.13   Securities Laws................................................................          55

    5.14   Legal Opinion of Counsel to Company............................................          55

    5.15   Resignation of Officers and Directors..........................................          56

    5.16   Company Shareholder Approval...................................................          56

ARTICLE VI - CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS......          56

    6.1    Accuracy of Representations and Warranties.....................................          56

    6.2    Performance of Agreements......................................................          56

    6.3    Legal Proceedings..............................................................          56

                                                                         PAGE vi

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
    6.4    Compliance with Laws...........................................................          57

    6.5    Secretary's Certificates.......................................................          57

    6.6    Securities Laws................................................................          57

    6.7    Legal Opinion of Counsel to Parent.............................................          57

    6.8    Officer's Certificate..........................................................          57

    6.9    Consulting Agreement and Non-Competition Agreement.............................          57

    6.10   Company Shareholder Approval...................................................          57

ARTICLE VII - COVENANTS...................................................................          58

    7.1    Conduct of Business by the Company Pending the Mergers.........................          58

    7.2    Access to Information; Confidentiality.........................................          60

    7.3    No Alternative Transactions....................................................          60

    7.4    Notification of Certain Matters................................................          61

    7.5    Further Action; Commercially Reasonable Efforts................................          61

    7.6    Publicity......................................................................          62

    7.7    Blue Sky Laws..................................................................          62

    7.8    Repayment of Debt, Releases of Liens...........................................          62

    7.9    Piggyback Registration.........................................................          62

    7.10   Parent Payment of Certain Liabilities..........................................          69

    7.11   Execution of All Ancillary Documents...........................................          69

    7.12   Termination of 401(k) Plan.....................................................          69

ARTICLE VIIA - COVENANTS OF THE SHAREHOLDERS..............................................          70

    7A.1   Restrictions on Transfer.......................................................          70

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
    7A.2   Execution of All Ancillary Documents...........................................          70

    7A.3   No Alternative Transactions....................................................          70

    7A.4   Limitation on Sales............................................................          70

    7A.5   Agreement to Vote Shares.......................................................          70

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER..........................................          71

    8.1    Termination....................................................................          71

    8.2    Effect of Termination..........................................................          72

    8.3    Amendment......................................................................          72

    8.4    Waiver.........................................................................          72

ARTICLE IX - SURVIVAL AND INDEMNIFICATION.................................................          73

    9.1    Survival.......................................................................          73

    9.2    Indemnification by the Shareholders............................................          73

    9.3    Indemnification by the Parent..................................................          74

    9.4    Threshold and Limitations; Adjustment of Merger Consideration..................          74

    9.5    Procedure for Indemnification..................................................          75

           9.5.1     Claim Notice.........................................................          75

           9.5.2     Defense of Third-Party Claims........................................          75

           9.5.3     Resolution of Claim Notice...........................................          77

    9.6    Remedies; Specific Performance; No Contribution from the Company...............          78

ARTICLE X - GENERAL.......................................................................          78

    10.1   Tax Matters....................................................................          78

    10.2   Expenses.......................................................................          80

                                                                       PAGE viii

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
    10.3   Notices........................................................................          80

    10.4   Severability...................................................................          81

    10.5   Entire Agreement...............................................................          82

    10.6   Assignment.....................................................................          82

    10.7   Parties in Interest............................................................          82

    10.8   Governing Law..................................................................          83

    10.9   Headings.......................................................................          83

    10.10  Counterparts...................................................................          83

    10.11  Waiver of Jury Trial...........................................................          83

EXHIBITS
--------

    A-1    -   Consulting Agreement
    A-2    -   Non-Competition Agreement
    3.12   -   Form of Company Employee Confidentiality Agreement
    5.6    -   Real Property Tax Affidavit
    5.15   -   Form of Company Counsel Legal Opinion
    6.7    -   Form of Parent Counsel Legal Opinion

SCHEDULES
---------

    2.3    -   Merger Consideration Allocation for Closing Distribution
    3      -   Company Disclosure Schedule
    3A     -   Shareholder Disclosure Schedule
    5.3    -   List of Consents, Approvals and Notices
    7.8    -   Permitted Debt
    7.10   -   Liabilities to be Assumed by Parent
    10.2   -   Company Expenses

                                                                         PAGE ix

                      AGREEMENT AND PLAN OF REORGANIZATION

      This Agreement and Plan of Reorganization (this "Agreement") is made and entered into as of August 5, 2005, by and among Corillian Corporation, an Oregon corporation (the "Parent"), Quantum Acquisition Corporation, a New York corporation and wholly owned subsidiary of Parent ("Merger Sub"), Quarry Acquisition LLC, a single member Oregon limited liability company and wholly owned subsidiary of Parent (the "Surviving LLC"), qbt Systems Inc., a New York corporation (the "Company"), and each of the shareholders of the Company who have signed this Agreement (the "Shareholders").

                                    RECITALS

      A. The Parent, the Company and the Shareholders believe it advisable and in their respective best interests to effect the acquisition of the Company pursuant to the merger of Merger Sub with and into the Company (the "Step One Merger") with the Company surviving the Step One Merger (the "Interim Surviving Corporation"), followed by a merger of the Interim Surviving Corporation with and into the Surviving LLC with the Surviving LLC surviving (the "Step Two Merger" and, together with the Step One Merger, the "Mergers").

      B. The Board of Directors of the Company has approved this Agreement and the Mergers as required by applicable law.

      C. The Board of Directors of the Parent and Merger Sub and the manager of the Surviving LLC have approved this Agreement and the Mergers as required by applicable law.

      D. It is intended that, unless the Closing Date Share Price is less than 90% of the Share Price, the Mergers, together, will qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                                    AGREEMENT

      In consideration of the terms hereof, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS

      1.1 CERTAIN DEFINED TERMS

      As used in this Agreement, the following terms shall have the following meanings (such definitions to be equally applicable to both the singular and plural forms of the terms defined):

      "Ancillary Documents" means, collectively, the Consulting Agreement, the Non-Competition Agreement and the other agreements and certificates that are required to be executed pursuant to this Agreement.

      "Aggregate Cash Consideration" means (i) the Initial Aggregate Cash Consideration, or (ii), if the Closing Date Share Price is less than 90% of the Share Price, the product of the Merger Consideration Value multiplied by 0.75.

      "Aggregate Stock Consideration" means (i) the Initial Aggregate Stock Consideration, or (ii), if the Closing Date Share Price is less than 90% of the Share Price, the number of shares of the Parent Common Stock determined by dividing (a) the Merger Consideration Value, minus the Aggregate Cash Consideration, by (b) the Share Price.

      "Business" means the business of the Company as currently conducted.

      "Business Day" means any day that is not a Saturday, a Sunday or any other day on which banks generally are required or authorized to be closed in New York, New York.

      "Cash Fraction" means the lesser of (i) 0.60 or (ii) the quotient of (x) the Share Price Fraction divided by (y) the sum of (A) 0.40 and (B) the Share Price Fraction.

      "Closing Date Share Price" means the closing price of Parent Common Stock as quoted on the NASDAQ Stock Market's National Market on the last trading day immediately prior to the Closing Date.

      "Code" means the Internal Revenue Code of 1986, and all rules and regulations promulgated thereunder, all as in effect from time to time.

      "Company Capital Stock" means the outstanding shares of the Company Common Stock and any other classes and series of capital stock of the Company (in each case on a fully diluted, as-converted to Company Common Stock basis).

      "Company Common Stock" means the Company's Common Stock, par value $.001 per share.

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      "Company Intellectual Property" means, all Intellectual Property used in, developed for use in, or necessary to the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted or as it is contemplated to be conducted.

      "Company Material Adverse Effect" means any material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) or prospects of the Company.

      "Company Preferred Stock" means the Company's Preferred Stock, par value $.001 per share.

      "Company Shareholder Approval" meant the affirmative vote, at a meeting of the Company's shareholders, of the holders of a sufficient percentage of the Company Capital Stock necessary under the New York Business Corporation Law, the Company's Certificate, the Bylaws of the Company and any other agreement, documents or law that governs the voting rights of the Company's shareholders to approve the Mergers, this Agreement and the transactions contemplated hereby.

      "Company's Certificate" means the Company's Certificate of Incorporation, as amended.

      "Consulting Agreement" means the consulting agreement attached to this Agreement as Exhibit A-1 and to be entered into between the Parent and Bret Schlussman as of the Closing Date.

      "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds (other than surety or performance bonds), debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all capitalized lease obligations of such Person, (v) all non-contingent reimbursement, indemnity or similar obligations of such Person in respect of amounts paid under a letter of credit, surety bond or similar instrument, other than letters of credit to suppliers of the Company for property or services to be provided to the Company in the ordinary course of business, (vi) all Debt of others secured by an Encumbrance on any asset of such Person, whether or not such Debt is assumed by such Person, and (vii) all Debt of others guaranteed by such Person.

      "Employee Benefit Plan" means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, fringe benefit or other employee benefit plan, program, policy, practice, contract, agreement, fund or arrangement (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA) or any employment, consulting or personal services contract, whether written or oral, funded or unfunded or domestic or foreign, (a) sponsored, maintained or contributed to by the Company or to which the Company is a party, (b) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company (or any dependent or beneficiary of any such individual), or (c) with respect to which the Company has (or could have) any obligation or liability.

      "Encumbrance" means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (a) the voting of any security or the transfer, other than pursuant to applicable federal and state securities laws, of any security or other asset,
(b) the receipt of any income derived from any asset, (c) the use of any asset, and (d) the possession, exercise or transfer of any other attribute of ownership of any asset).

      "Environmental Laws" means all state, local, and federal laws, statutes, regulations, and ordinances of any kind relating to environmental protection or compliance, including but not limited to, the federal Clean Water Act; Clean Air Act; Toxic Substances Control Act; Comprehensive Environmental Response, Compensation and Liability Act; Resource Conservation and Recovery Act; Federal Insecticide, Fungicide, and Rodenticide Act; Safe Drinking Water Act; Hazardous Materials Transportation Act; and common law including, but not limited to, causes of action arising in tort.

      "ERISA" means the Employee Retirement Income Security Act of 1974, and all rules and regulations promulgated thereunder, all as in effect from time to time.

      "Escrow Amount" means an amount equal to $200,000.

      "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

      "Fully Diluted Common Stock Number" means the total number of shares of Company Common Stock issued and outstanding immediately prior to the Closing Date, including the total number of shares of Company Common Stock issuable upon exercise of Options and other Stock Purchase Rights outstanding immediately prior to the Closing Date, other than Options terminated pursuant to Section 2.4.1(b), and regardless of restrictions on exercise.

      "Governmental Entity" means any United States or non-United States federal, national, state or local governmental or quasi-governmental, administrative, regulatory or judicial court, department, commission, agency, board, bureau, instrumentality or other authority.

      "Hazardous Substances" means petroleum, petroleum products, hazardous waste, pollutants, contaminants or substances that constitute hazardous substances under the Comprehensive Environmental Response, Compensation and Liability Act.

      "Initial Aggregate Cash Consideration" means the product of (i) the Purchase Price multiplied by (ii) the Cash Fraction.

      "Initial Aggregate Stock Consideration" means the number of shares of the Parent Common Stock determined by dividing (a) the Purchase Price, minus the Aggregate Cash Consideration, by (b) the Share Price.

      "Intellectual Property" means, collectively, all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark registrations and applications therefore, trade dress rights, trade names, service marks, service mark registrations and applications therefore, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefore, mask work rights, mask work registrations and applications therefore, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, hardware description language ("HDL") code, netlists, design databases, design methodologies, design schematics, ASICs, cores, transceivers, interconnects, equalizers, algorithms, architectures, structures, technology, screen displays, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing, embodying or relating to any of the foregoing, including manuals, programmers' notes, memoranda and records.

      "Knowledge" means, with respect to a corporation, all facts, circumstances, events or other matters that at any time were known to any officer or director of the corporation, or any agents representing the corporation with respect to the Mergers, or which could be ascertained by a reasonable review of the documents, records, books and files of the corporation (in each case, whether written or electronic), or by making inquiry to the officers, senior managers, project managers or site managers of the corporation likely to have knowledge concerning the facts, circumstances, events or matter at issue. "To the knowledge of," or any similar phrase with respect to, any other person or entity means that such other person or entity has no actual knowledge contrary to the facts or matters so referenced.

      "Law" means any constitution, law, ordinance, principle of common law, code, regulation, statute or treaty of any Governmental Entity.

      "MemberBridge Acquisition Expenses" means the Company's expenses (including the purchase price and all other payment obligations) in connection with its acquisition of certain assets constituting the MemberBridge application from Corporate Network eCom, LLC, a Kansas limited liability company.

      "Merger Consideration Value" means (i) the product of the Initial Aggregate Stock Consideration, multiplied by the Closing Date Share Price, plus
(ii) the Initial Aggregate Cash Consideration.

      "Merger Consideration" means (i) the Aggregate Stock Consideration plus
(ii) the Aggregate Cash Consideration.

      "Non-Competition Agreement" means the non-competition agreement attached to this Agreement as Exhibit A-2 and to be entered into between the Parent and Bret Schlussman as of the Closing Date.

      "Parent Common Stock" means the Parent's Common Stock, no par value per share.

      "Parent Material Adverse Effect" means any material adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) or prospects of the Parent.

      "Person" means a person, corporation, partnership, joint venture, association, organization, limited liability company or other entity or a governmental or regulatory authority.

      "Piggyback Registrable Shares" means the shares of Parent Common Stock issued to the Shareholders as the Aggregate Stock Consideration.

      "Pre-Closing Straddle Period" means that portion of any Straddle Period that extends before the Closing Date through the Closing Date.

      "Pre-Closing Tax Period" means any Tax period ending on or before the Closing Date.

      "Pre-Closing Taxes" means (i) all Taxes (or the nonpayment thereof) of he Company for any Pre-Closing Tax Period and any Pre-Closing Straddle Period; (ii) all

Taxes of any member of an affiliated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law; (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing Date; (iv) any Tax incurred or suffered by the Company, the Parent or any of their Affiliates arising out of a breach of any representation or warranty in Section 3.8 hereof, or any covenant or agreement contained in
Section 10.1; and (v) all Losses arising out of or incident to the imposition, assessment or assertion of any Tax described in clauses (i), (ii), (iii) and
(iv) above.

      "Purchase Price" means $5,330,000, less any transaction expenses of the Company paid or payable pursuant to Section 10.2 hereof, except to the extent that such transaction expenses are paid out of the proceeds from the exercise of any Options.

      "SEC" means the Securities and Exchange Commission.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Share Price" means $3.26, calculated based on the average closing price of Parent Common Stock as quoted on the NASDAQ Stock Market's National Market for the ten trading days immediately preceding July 5, 2005. The Share Price shall be adjusted appropriately to reflect any stock splits, recapitalizations or stock dividends with respect to the Parent Common Stock that occur after the date of this Agreement.

      "Share Price Fraction" means the product of (i) 0.60 multiplied by (ii) the ratio of the Closing Date Share Price to the Share Price.

      "Stock Purchase Rights" means all rights, warrants or options, vested or unvested, to acquire Company Capital Stock, regardless of restrictions or exercise, and securities and notes convertible or exchangeable at any time, into Company Capital Stock, regardless of restrictions on conversion.

      "Straddle Period" means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

      1.2 CERTAIN ADDITIONAL DEFINED TERMS

      In addition to terms defined in Section 1.1, the following capitalized terms are used as defined in the Sections set forth opposite such terms:

Defined Terms                                  Section Reference
-------------                                  -----------------
Agreement                                         Introduction
Blue Sky Laws                                     7.9(iii)(4)
Certificate of Merger                             2.1.2
ChaseMellon                                       2.4.2
Claim Notice                                      9.5(a)
Claims                                            9.4(a)
Closing                                           2.1.1
Closing Date                                      2.1.1
Code                                              Recitals
Company                                           Introduction
Company Disclosure Schedule                       Article III
Company Subsidiary                                3.4
Confidentiality Agreement                         7.2
Dissenting Shares                                 2.4.4
DOL                                               3.13.8
Domain Names                                      3.14.11
Effective Time                                    2.1.2
Effective Time Holder                             2.5.1
Employee Benefit Plans                            3.13.1
Escrow Earnings                                   2.5.2
Escrow Fund                                       2.5.1
Escrow Period                                     2.5.1
Financial Statements                              3.6
Indemnified Party                                 9.4(a)
Independent Accounting Firm                       2.5(c)
Interim Surviving Corporation                     Recitals
IP Registrations                                  3.14.5
IRS                                               2.6(a)
Losses                                            9.2
Option                                            2.4.1(b)
Major Shareholders                                9.4(b)
Merger Sub                                        Introduction
Mergers                                           Recitals
Nondisclosure Agreement                           3.12
Parent Contested Claim                            9.5.3(c)
Permitted Debt                                    7.9

Defined Terms                                  Section Reference
-------------                                  -----------------
Per Shareholder Cash Consideration                2.3
Per Shareholder Stock Consideration               2.3
Personal Property                                 3.9(b)
Piggyback Registering Shareholder                 7.9(a)
Primary Indemnitors                               9.4(b)
Pro Rata Share                                    2.5.1
Parent                                            Introduction
Parent Indemnified Parties                        9.2
Real Property                                     3.9(a)
Registration Claim                                7.9
Registration Indemnified Person                   7.9
Registration Indemnifying Person                  7.9
Registration Statement                            7.9
Risk Factors                                      3A.10
SEC Documents                                     4.6
Shareholder Contested Claim                       9.5.3(b)
Shareholder Disclosure Schedule                   Article IIIA
Shareholder Indemnified Party                     9.3
Shareholder Representative                        2.6
Shareholders                                      Introduction
Step One Merger                                   Recitals
Step Two Certificate of Merger                    2.2.1
Step Two Merger                                   Recitals
Step Two Merger Effective Time                    2.2.1
Surrender                                         2.3(a)
Survival Period                                   9.1
Surviving LLC                                     Introduction
Taxes                                             3.8
Tax Returns                                       3.8
Third Party Claim                                 9.5(a)
Threshold                                         9.4(a)
Transfer Agent                                    2.4.2
Transfer Taxes                                    10.1(c)
Transmitted Copies                                10.10

ARTICLE II - TRANSACTION AND TERMS OF THE MERGERS

      2.1 THE STEP ONE MERGER

      Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.1.2 hereof), Merger Sub shall be merged with and into the Company in accordance with the applicable provisions of the New York Business Corporation Law, whereupon the separate corporate existence of Merger Sub shall cease, with the Company surviving the Step One Merger as the Interim Surviving Corporation and as a wholly owned subsidiary of Parent under the laws of the state of New York.

            2.1.1 THE CLOSING

      Subject to the satisfaction or waiver of the conditions set forth in Articles V and VI and the termination provisions of Article VIII, the closing of the Step One Merger and the transactions contemplated hereby (the "Closing") shall take place at the offices of Perkins Coie LLP, 1120 N.W. Couch Street, 10th Floor, Portland, Oregon at 10:00 a.m. on a date specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Articles V and VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions).

            2.1.2 EFFECTIVE TIME

      At the time of the Closing, the Company and Merger Sub shall file, or cause to be filed, with the Secretary of State of the state of New York a Certificate of Merger for the Step One Merger, which Certificate shall be in the form required by and executed in accordance with the applicable provisions of the New York Business Corporation Law and in form and substance acceptable to the Parent (the "Certificate of Merger"). The Step One Merger shall become effective at the time such filing is made or, if agreed to by the Parent and the Company, at such later time or date set forth in the Certificate of Merger (the "Effective Time").

            2.1.3 EFFECTS OF THE STEP ONE MERGER

      The Step One Merger shall have the effects set forth under the New York Business Corporation Law. From and after the Effective Time, the Interim Surviving Corporation shall possess all the rights, privileges, powers, and franchises, and be subject to all the restrictions, disabilities, and duties, of the Company and Merger Sub, all as more fully described under the New York Business Corporation Law.

            2.1.4 CERTIFICATE OF INCORPORATION AND BYLAWS OF THE INTERIM
                  SURVIVING CORPORATION

      The Certificate of Incorporation of Merger Sub shall, by virtue of the Merger, become and thereafter be the Certificate of Incorporation of the Interim Surviving Corporation until amended in accordance with such Certificate of Incorporation and the New York Business Corporation Law. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Interim Surviving Corporation, until amended in accordance with such Bylaws, the Certificate of Incorporation and the New York Business Corporation Law.

            2.1.5 DIRECTORS AND OFFICERS OF THE INTERIM SURVIVING CORPORATION

      The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Interim Surviving Corporation until their respective successors shall be duly elected and qualified or appointed.

      2.2   STEP TWO MERGER

      Immediately following the Step One Merger, the Interim Surviving Corporation shall be merged with and into the Surviving LLC in accordance with the applicable provisions of the New York Business Corporation Law and the Oregon Limited Liability Company Act, whereupon the separate corporate existence of the Interim Surviving Corporation shall cease, with the Surviving LLC surviving as a wholly owned subsidiary of Parent under the laws of the state of Oregon.

            2.2.1 STEP TWO MERGER EFFECTIVE TIME

      On the Closing Date, immediately following the Effective Time, the Interim Surviving Corporation and the Surviving LLC shall file, or cause to be filed, with the Secretary of State of the states of New York and Oregon a Certificate of Merger for the Step Two Merger, which Certificate shall be in the form required by and executed in accordance with the applicable provisions of the New York Business Corporation Law and the Oregon Limited Liability Company Act and in form and substance acceptable to the Parent (the "Step Two Certificate of Merger"). The Step Two Merger shall become effective at the time such filing is made or, if agreed to by the Parent and the Company (or the Interim Surviving Corporation, as successor in interest of the Company), at such later time or date set forth in the Step Two Certificate of Merger (the "Step Two Merger Effective Time").

            2.2.2 EFFECTS OF THE STEP TWO MERGER

      The Step Two Merger shall have the effects set forth under the New York Business Corporation Law and the Oregon Limited Liability Company Act. From and after the Step Two Merger Effective Time, the Surviving LLC shall possess all the rights, privileges, powers, and franchises, and be subject to all the restrictions, disabilities, and duties, of the Interim Surviving Corporation and the Surviving LLC, all as more fully described under the New York Business Corporation Law and the Oregon Limited Liability Company Act.

            2.2.3 ARTICLES OF ORGANIZATION AND OPERATING AGREEMENT OF THE
                  SURVIVING LLC

      The Articles of Organization of the Surviving LLC shall, by virtue of the Step Two Merger, become and thereafter be the Articles of Organization of the Surviving LLC until amended in accordance with such Articles of Organization and the Oregon Limited Liability Company Act, except that the Articles of Organization of the Surviving LLC may be amended upon the Step Two Merger Effective Time to change the name of the Surviving LLC. The Operating Agreement of the Surviving LLC in effect immediately prior to the Step Two Merger Effective Time shall be the Operating Agreement of the Surviving LLC, until amended in accordance with such Operating Agreement, the Articles of Organization and the Oregon Limited Liability Company Act.

            2.2.4 MANAGER AND OFFICERS OF THE SURVIVING LLC

      The manager and officers of the Surviving LLC immediately prior to the Step Two Merger Effective Time shall be the manager and officers of the Surviving LLC until their respective successors shall be duly elected and qualified or appointed.

            2.2.5 TREATMENT OF CAPITAL STOCK IN STEP TWO MERGER

      Subject to the provisions of this Agreement, at the Step Two Merger Effective Time, automatically by virtue of the Step Two Merger and without any action on the part of any shareholder, (a) each membership interest of the Surviving LLC common stock outstanding immediately prior to the Step Two Merger Effective Time shall be unchanged and shall remain issued and outstanding, and
(b) each share of the Interim Surviving Corporation common stock outstanding immediately prior to the Step Two Merger Effective Time shall be cancelled without consideration and shall cease to be an issued and outstanding share of Interim Surviving Corporation common stock.

      2.3   CONVERSION OF COMPANY CAPITAL STOCK

      (a).Subject to the terms and condition of this Agreement, at the Effective Time, each share of the Company Capital Stock (including Company Common Stock issued upon exercise of an Option prior to the Effective Time) that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Step One Merger and without the need for further action on the part of the holder thereof, be cancelled and extinguished and automatically converted into the right to receive a portion of the Merger Consideration, upon surrender of the certificate representing such shares of Company Capital Stock, or if shares are held in book entry form, irrevocable instructions from the holder thereof surrendering such shares (either, the "Surrender"), together with any required Form W-9 or Form W-8, as follows: (i) by wire transfer in accordance with the wire instructions set forth on Schedule 2.3, an amount of cash consideration equal to the Aggregate Cash Consideration, multiplied by a fraction, the numerator of which is the aggregate number of shares of Company Capital Stock held by such Shareholder (on an as-converted to Company Common Stock basis) and the denominator of which is the Fully Diluted Common Stock Number (the "Per Shareholder Cash Consideration"), subject to the provisions of Section 2.5 (regarding the withholding of the Escrow Amount), and (ii) the number of fully paid and nonassessable shares of the Parent Common Stock equal to Aggregate Stock Consideration, multiplied by a fraction, the numerator of which is the aggregate number of shares of Capital Common Stock (on an as-converted to Company Common Stock basis) held by such Shareholder and the denominator of which is the Fully Diluted Common Stock Number, with cash paid in lieu of any fractional share of the Parent Common Stock pursuant to Section 2.4.3 hereof. The Per Shareholder Cash Consideration and the Per Shareholder Stock Consideration allocable to each Shareholder is set forth on Schedule 2.3.

      (b) If, prior to the Closing Date, the Parent recapitalizes through a split-up of its outstanding shares of capital stock into a greater number, or a combination of its outstanding shares of capital stock into a lesser number, reorganizes, reclassifies or otherwise changes its outstanding shares of capital stock into the same or a different number of shares of other classes of capital stock, or declares a dividend on its outstanding shares of capital stock payable in shares or securities convertible into shares, the number of shares of the Parent Common Stock into which the shares of Company Capital Stock are to be converted will be adjusted appropriately so as to maintain the proportionate interests of the holders of the Company Capital Stock and the holders of shares of capital stock of the Parent.

      2.4   OPTIONS; EXCHANGE PROCEDURES

            2.4.1 OPTIONS

            Effective as of the Closing, each option to purchase shares of the Company Common Stock, whether or not vested or exercisable, that is outstanding immediately prior to the Closing (each, an "Option"), and that has not been exercised prior to the Closing, shall be terminated. No Options will continue after the Closing or be assumed or continued by the Parent. Prior to the Closing, the Company shall take all action necessary to effect the termination of all Options as contemplated by this Section 2.4.1.

            2.4.2 RECEIPT OF CERTIFICATES

      The Parent shall, on the Closing Date, issue irrevocable instructions to ChaseMellon (the "Transfer Agent") to issue certificates representing the number of shares of the Parent Common Stock that such Shareholder is entitled to receive pursuant to Section 2.3(a) hereof upon Surrender of such Shareholder's shares of Company Capital Stock. In the event that any certificates representing shares of Company Capital Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Shareholder claiming such certificate to be lost, stolen or destroyed, the Parent shall issue in exchange for such lost, stolen or destroyed certificate the shares of the Parent Common Stock that such Shareholder is entitled to receive pursuant to Section 2.3(a) hereof; provided, however, that the Parent may in its discretion and as a condition precedent to the issuance thereof, require such Shareholder to provide the Parent with an indemnity agreement against any claim that may be made against the Parent with respect to the certificate alleged to have been lost, stolen or destroyed. The shares of the Parent Common Stock that each Shareholder of the Company shall be entitled to receive in connection with the Mergers pursuant to Section 2.3(a) shall be deemed to have been issued on the Closing Date. If the Merger Consideration (or any part thereof) is to be delivered to any Person other than the Person in whose name the certificate or certificates representing shares of Company Capital Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that (a) the prior written consent of Parent is obtained, such consent not unreasonably withheld or delayed and (b) the person requesting such exchange shall pay to the Parent any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the certificate or certificates so surrendered, or shall establish to the satisfaction of the Parent that such tax has been paid or is not applicable. Notwithstanding anything to the contrary, neither the Parent nor any other party hereto shall be liable to a holder of shares of Company Capital Stock for any Merger

Consideration delivered to a public official pursuant to applicable law, including, without limitation, abandoned property, escheat and similar laws.

            2.4.3 NO FRACTIONAL SHARES

      No certificates or scrip representing fractional shares of the Parent Common Stock shall be issued by virtue of the Mergers, and no dividend, stock split or other distribution with respect to the Parent Common Stock shall relate to any such fractional interest, and any such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu thereof, the Parent shall pay to the holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of the Parent Common Stock, as soon as practicable after the Closing Date (and in the same timely manner required for delivery of certificates of the Parent Common Stock provided in Section 2.4.2), an amount in cash equal to such fraction multiplied by the Share Price.

            2.4.4 DISSENTING SHARES

            Holders of issued and outstanding shares of Company Common Stock who have complied with all the requirements for perfecting dissenters' rights, as required under the New York Business Corporation Law, shall not receive a portion of the Merger Consideration, as set forth in Section 2.3(a), but shall be entitled to their rights under New York Business Corporation Law with respect to such shares (the "Dissenting Shares"). Notwithstanding the foregoing, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent, then, as of the later of the Effective Time and the occurrence of such event, such holder's issued and outstanding shares of Company Common Stock shall automatically be converted into and represent only the right to receive the portion of the Merger Consideration to which such holder is then entitled under this Agreement and the New York Business Corporation Law, without interest thereon and upon Surrender of the certificate representing such shares of Company Common Stock. Notwithstanding any provision of this Agreement to the contrary, any Dissenting Shares held by a shareholder of the Company who has perfected dissenter's rights for such shares in accordance with the New York Business Corporation Law shall not be entitled to its portion of the Merger Consideration pursuant to this Section 2.4.4. Each holder of Dissenting Shares who, pursuant to the New York Business Corporation Law, becomes entitled to payment of the value of the Dissenting Shares owned by such holder will receive payment therefor but only after the value therefor has been agreed upon or finally determined pursuant to the New York Business Corporation Law. Any portion of the Merger Consideration, as adjusted, that would otherwise have been payable with respect to Dissenting Shares if such shares were not Dissenting Shares will be retained by Parent.

      2.5   ESCROW FUND

            2.5.1 WITHHOLDING OF ESCROW AMOUNT; ESCROW FUND

      At the Effective Time, the Parent shall withhold the Escrow Amount from the Aggregate Cash Consideration payable pursuant to Section 2.3(a) to the Company's shareholders (other than holders of solely shares of Company Common Stock which constitute and remain Dissenting Shares) (each, an "Effective Time Holder" and collectively, the "Effective Time Holders") on a pro rata basis based upon the amount of cash each such Effective Time Holder is entitled to receive pursuant to Section 2.3(a) with respect to such holder's shares of Company Common Stock (other than Dissenting Shares) relative to the amount of cash all such Effective Time Holders are entitled to receive pursuant to Section 2.3(a) with respect to their shares of Company Common Stock (other than Dissenting Shares) (the "Pro Rata Share"). The Parent shall hold the Escrow Amount, plus any Escrow Earnings paid in accordance with Section 2.5.2 (together, the "Escrow Fund"), for twelve (12) months following the Effective Time (the "Escrow Period") as partial security for the indemnification obligations of the Company and the Shareholders under Article IX of this Agreement.

            2.5.2 DEPOSIT OF ESCROW AMOUNT

      On the Effective Date, the Parent shall cause the Escrow Amount to be deposited in a segregated interest-bearing account of the Parent at a bank of its selection. The interest, earnings and income that accrue upon the Escrow Amount during the period of time during which the Escrow Amount is held in such account (the "Escrow Earnings") shall be added to the Escrow Fund and become a part thereof. For tax reporting and withholding purposes, each Effective Time Holder shall be treated as having received and contributed to the Escrow Fund income earned on such Effective Time Holder's Pro Rata Portion and shall be liable and responsible for any Taxes due with respect to such income. The Parent shall exercise reasonable care in investing, holding and safeguarding the Escrow Fund.

            2.5.3 RELEASE OF ESCROW FUND

      As soon as reasonably practicable (but in any event within 10 business days) following the expiration of the Escrow Period, the Parent shall release to the Effective Time Holders, at their respective addresses and in accordance with their respective Pro Rata Shares, all of the remaining Escrow Fund, if any, in excess of (i) any portion of the Escrow Fund retained by the Parent in satisfaction of Claims for Losses by Parent Indemnified Parties and (ii) any portion of the Escrow Fund that is necessary to satisfy all unresolved, unsatisfied or disputed Claims for Losses specified in any Claim Notice delivered to the Shareholder Representative before the expiration of the Escrow Period. If any Claims are unresolved, unsatisfied or disputed as of the expiration of the Escrow Period, then the Parent shall retain possession and custody of that portion of the Escrow Fund that equals the total maximum amount of Losses then being claimed by Parent Indemnified Parties in all such unresolved, unsatisfied or disputed Claims, and as soon as reasonably practicable (but in any event within 10 business days) following resolution of all such Claims, the Parent shall release to the Effective Time Holders, at their respective addresses and in accordance with their respective Pro Rata Shares, the remaining Escrow Fund, if any, not required to satisfy such Claims. Such releases of the Escrow Fund shall be made by check.

            2.5.4 NO TRANSFER OR ENCUMBRANCE

      No portion of the Escrow Amount, Escrow Earnings or any beneficial interest therein may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by the Parent or an Effective Time Holder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Parent or such Effective Time Holder or used for any reason, prior to (i) in the case of the Parent, the retention of all or a portion of the Escrow Fund in satisfaction of a Claim for Losses in accordance with this Agreement or (ii) in the case of the Effective Time Holders, the release by the Parent to the Effective Time Holders of the Escrow Fund in accordance with this Agreement, except that Effective Time Holders shall be entitled to assign their rights to the Escrow Fund by will, by the laws of intestacy or by other operation of law.

            2.5.6 NO LIABILITY OF PARENT

      In holding and administering the Escrow Fund, the Parent will incur no liability with respect to any action taken by it in reliance upon any written notice, direction, instruction, consent, statement or other document believed by it to be genuine and to have been signed by the Shareholder Representative (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except the Parent's own willful misconduct or gross negligence. In all questions arising under this Agreement with respect to the Escrow Fund, the Parent may rely on the advice of counsel, and the Parent will not be liable to anyone for anything done, omitted or suffered in good faith by the Parent based on such advice, except for the Parent's own willful misconduct or gross negligence.

            2.6   SHAREHOLDER REPRESENTATIVE

      Each Shareholder hereby irrevocably authorizes and appoints Robin Gross (the "Shareholder Representative"), as such Shareholder's representative and true and lawful attorney-in-fact and agent to (a) act in such Shareholder's name, place and stead as contemplated by Sections 7.6 and 8.1 and Articles VI and IX, (b) execute in the name and on behalf of such Shareholder any other agreement, certificate, instrument or document to be delivered by the Shareholders in connection with this Agreement,
(c) authorize the release of delivery to the Parent of the Escrow Fund in amounts in satisfaction of Claims by the Parent Indemnified Parties pursuant to
Article IX (including by not objecting to such Claims), and (d) agree to, object to, negotiate, resolve, enter into settlements and compromises of, demand litigation of, and comply with orders of court with respect to Claims. If the Shareholder Representative or any successor shall resign, die, or become unable to act as the Shareholder Representative, a replacement shall promptly be appointed by a writing signed by Shareholders who initially received a majority of the Aggregate Stock Consideration. Any such successor Shareholder Representative shall have the same powers and duties as if appointed as the original Shareholder Representative hereunder. The Shareholder Representative or the Shareholders shall promptly notify the Parent of the appointment of a successor Shareholder Representative. The Shareholders (other than the Shareholder Representative) shall, jointly and severally, indemnify the Shareholder Representative for, and hold him harmless against, any loss, liability, claim or expense, including reasonable attorney's fees, arising out of or in connection with his duties as Shareholder Representative under this Agreement, including the costs and expenses of defending himself against any such loss, liability, claim or expense in connection herewith.

      2.7   TAX FREE REORGANIZATION

      Except as otherwise required by the Internal Revenue Service (the "IRS") pursuant to a determination (as defined in Section 1313 of the Code) or otherwise, and unless the Closing Date Share Price is less than 90% of the Share Price, the parties shall not take a position on any tax returns inconsistent with the treatment of the Mergers for tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that nothing else contained herein shall constitute a representation, warranty or agreement with respect to any Tax consequences to the Company or its Shareholders arising under this Agreement or as a result of the transactions contemplated hereby. Notwithstanding the foregoing, if the Closing Date Share Price is less than 90% of the Share Price, the parties acknowledge that the Mergers and the transactions contemplated hereby will not constitute a "reorganization" within the meaning of Section 368(a) of the Code.

      2.8   TAX WITHHOLDING

      Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payments under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as is otherwise set forth with appropriate Section references in the Company Disclosure Schedule attached as Schedule 3 (the "Company Disclosure Schedule"), and in order to induce the Parent to enter into and perform this Agreement and the Ancillary Documents, the Company, and the Shareholders with respect to Sections 3.13.4 and 3.13.9 as applicable to the Shareholders, represents and warrants to the Parent as of the date of this Agreement and as of the Closing as follows in this Article III.

      3.1   ORGANIZATION

      The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Company has all requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its business as now conducted and as currently proposed to be conducted, and to enter into and perform its obligations under this Agreement and the Ancillary Documents to which the Company is a party, and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of the Company's properties occupied, owned or held under lease or the nature of the business conducted by the Company makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect.

      3.2   ENFORCEABILITY

      The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Documents to which it is a party and each of the certificates, instruments and documents executed or delivered by it pursuant to the terms of this Agreement. Subject to obtaining the Company Shareholder Approval, all corporate action on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement and the Ancillary Documents to which the Company is a party, the consummation of the Mergers, and the performance of all the Company's obligations under this Agreement and the Ancillary Documents to which the Company is a party has been taken. This Agreement has been, and each of the Ancillary Documents to which the Company is a party at the Closing will have been, duly executed and delivered by the Company, and this Agreement is, and, when executed and delivered by the Company, each of the Ancillary Documents to which the Company is a party will be at the Closing, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

      3.3   CAPITALIZATION

      (a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 1,000,000 shares of Company Preferred Stock.

      (b) As of the date of this Agreement, the issued and outstanding capital stock of the Company consists solely of 12,319,940 shares of Company Common Stock and no shares of Company Preferred Stock. All of such shares are, and immediately prior to the Closing Date will be, held of record and beneficially by the Shareholders of the Company as set forth on Section 3.3(b) of the Company Disclosure Schedule. The outstanding shares of Company Capital Stock as of the date hereof are, and immediately prior to the Closing Date all then outstanding shares of Company Capital Stock will be, duly authorized and validly issued, fully paid and nonassessable, and issued in compliance with all applicable federal and state securities laws. No Person other than the Shareholders holds any interest in any of the outstanding shares of Company Capital Stock. True and correct copies of the stock records of the Company, showing all issuances and transfers of shares of capital stock of the Company since inception, have been provided to the Parent or its counsel.

      (c) As of the date of this Agreement, other than Options to purchase up to 1,845,000 shares of Company Common Stock or other Stock Purchase Rights set forth in Section 3.3(c) of the Company Disclosure Schedule, there are no outstanding rights of first refusal or offer, co-sale rights, preemptive rights, Stock Purchase Rights or other agreements, either directly or indirectly, for the purchase or acquisition from the Company or any Shareholder of any shares of Company Capital Stock or any securities convertible into or exchangeable for shares of Company Capital Stock, and the Company is not committed to issue or grant any such rights, Stock Purchase Rights or other agreements. Set forth in
Section 3.3(c) of the Company Disclosure Schedule is a spreadsheet accurately reflecting the number of such Options and other Stock Purchase Rights outstanding, the grant or issue dates, vesting schedules and exercise or conversion prices thereof, and, in each case, the identities of the holders and an indication of their relationships to the Company. The Company has delivered to the Parent true and correct copies of the form of stock option agreements relating to Options granted thereunder, all other agreements with respect to Stock Purchase

Rights, and all material deviations therefrom. Section 3.3(c) of the Company Disclosure Schedule also identifies all Options and Stock Purchase Rights that have been offered in connection with any employee or consulting agreement, arrangement or understanding but that, as of the date hereof, have not been issued or granted.

      (d) The Company is not a party or subject to any agreement or understanding, and, to the knowledge of the Company, there is no agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting by any director of the Company. No Shareholder or any affiliate thereof is indebted to the Company, and the Company is not indebted to any Shareholder or any affiliate thereof. The Company is not under any contractual or other obligation to register, repurchase or redeem any of its presently outstanding securities or any of its securities that may hereafter be issued.

      (e) Section 3.3(e) of the Company Disclosure Schedule describes all rights granted in favor of the Company to repurchase or to receive upon forfeiture any securities of the Company.

      (f) Except as described on Section 3.3(f) of the Company Disclosure Schedule, all Options and Stock Purchase Rights have been granted or issued with a purchase or exercise price of not less than fair market value, as determined by the Company's Board of Directors at the date of grant or issuance.

      3.4   SUBSIDIARIES AND AFFILIATES

      Section 3.4 of the Company Disclosure Schedule sets forth each corporation, partnership, limited liability company or other business entity,
(a) which the Company owns or controls, or has in the past owned or controlled, directly or indirectly, (b) in which the Company owns, directly or indirectly, any ownership, equity, or voting interest in, or (c) in which the Company has an agreement or commitment to purchase any such interest (any of the foregoing, a "Company Subsidiary" and collectively, the "Company Subsidiaries"). Each entity listed on Section 3.4 of the Company Disclosure Schedule that is no longer in existence has been duly dissolved in accordance with its charter documents and the laws of the jurisdiction of its incorporation or organization. Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. All of the outstanding shares of capital stock, membership interests or other equity interests of each Company Subsidiary are owned of record and beneficially by the Company, free and clear of any and all Encumbrances. All outstanding shares of each Company Subsidiary, membership interests or other equity interests are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the charter documents or bylaws of such Company Subsidiary, or any agreement to which such Company Subsidiary is a party or by which it is bound. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which any Company Subsidiary is a party or by which it is bound obligating such Company Subsidiary to issue, deliver, sell, purchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of the Company Subsidiary, membership interests or other equity interests or obligating such Company Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Company Subsidiary. There are no outstanding liabilities or obligations (outstanding, contingent or otherwise), direct or indirect, including taxes, with respect to any Company Subsidiary. Neither the Company nor any Company Subsidiary has agreed or is obligated to make any future investment in or capital contribution to any Person.

      3.5   NO APPROVALS; NO CONFLICTS

      Except as set forth in Section 3.5 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to the Company, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person, except compliance with applicable securities laws, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any material agreement, lease, note or other restriction, Encumbrance, obligation or liability to which the Company is a party or by which it is bound or to which any assets of the Company are subject, (d) result in the creation of any Encumbrance upon any material assets of the Company or, to the Knowledge of the Company, upon any outstanding shares or other securities of the Company, (e) conflict with or result in a breach of or constitute a default under any provision of the Company's Certificate or the Company's Bylaws, or (f) invalidate or, to the Company's Knowledge, adversely affect any permit, license or authorization currently material to the conduct of the business of the Company.

      3.6   FINANCIAL STATEMENTS

      (i) The Company has delivered to the Parent statements of income and expense prepared on a cash basis for the fiscal year ended December 31, 2004 and statements of income and expense prepared on an accrual basis for the five-month period ended May 31, 2005 (the "Financial Statements"). The Financial Statements have been prepared on a basis consistent with prior accounting periods and fairly present in all material respects the financial position, results of operations and changes in financial position of the Company as of the dates and for the periods indicated therein. To the Company's knowledge, there is no basis for the assertion against the Company of any liability, obligation or claim that is likely to result or cause a Company Material Adverse Effect that is not fairly reflected in the Financial Statements or otherwise disclosed in Section
3.6 of the Company Disclosure Schedule. The Company is not a guarantor, indemnitor, surety or other obligor of any Debt of any other Person.

      (ii) The Company has no liabilities or obligations of any nature (absolute, contingent or otherwise) that are not fully reflected or reserved against in the Financial Statements, except (x) liabilities or obligations incurred since May 31, 2005 in the ordinary course of business and consistent with past practice that are not in excess of $20,000 in the aggregate or $10,000 individually and (y) as otherwise set forth on Section 3.6 of the Company Disclosure Schedule, provided, however, the Company shall have no liability pursuant to this representation for current liabilities incurred in the ordinary course of business, unless the negative working capital exceeds $293,000.

      3.7   ABSENCE OF CERTAIN CHANGES OR EVENTS

      Except for transactions specifically contemplated in this Agreement or as set forth on Section 3.7 of the Company Disclosure Schedule, since May 31, 2005, neither the Company nor any of its officers or directors in their representative capacities on behalf of the Company has:

            (a) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business;

            (b) forgiven or canceled any Debt or waived any claims or rights of material value (including, without limitation, any Debt owing by any Shareholder, officer, director, employee or affiliate of the Company);

            (c) granted, other than in the ordinary course of business and consistent with past practice, any increase in the compensation of directors, officers, employees or consultants (including any such increase pursuant to any employment or consulting agreement or bonus, pension, profit-sharing, lease payment or other plan or commitment) or any increase in the compensation payable or to become payable to any director, officer, employee or consultant;

            (d) suffered any change having, or reasonably likely to have, a Company Material Adverse Effect;

            (e) borrowed or agreed to borrow any funds, incurred or become subject to, whether directly or by way of assumption or guarantee or otherwise, any Debt, or any other obligations or liabilities (absolute, accrued, contingent or otherwise) individually in excess of $5,000 or in excess of $10,000 in the aggregate, except liabilities and obligations (other than Debt) that are incurred in the ordinary course of business and consistent with past practice or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

            (f) paid, discharged or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice since March 31, 2005;

            (g) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Encumbrance, restriction or charge which remains in existence on the date hereof, except in the ordinary course of business and consistent with past practice;

            (h) purchased or sold, transferred or otherwise disposed of any of its material properties or assets (real, personal or mixed, tangible or intangible) other than as contemplated by this Agreement or sales or licenses of software and services in the ordinary course of business;

            (i) disposed of or permitted to lapse any rights to the use of any trademark, trade name, patent or copyright, or disposed of or disclosed to any Person without obtaining an appropriate confidentiality agreement from any such Person any material trade secret, formula, process or know-how not theretofore a matter of public knowledge;

            (j) made any single capital expenditure or commitment in excess of $5,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures in excess of $10,000 for additions to property, plant, equipment or intangible capital assets;

            (k) made any election or change in any election concerning Taxes, any adoption or change in any Tax accounting method or practice, or any change in any Tax accounting period, or any other change in accounting methods or practices or internal control procedure;

            (l) issued any capital stock or other securities, or declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company, or otherwise permitted the withdrawal by any of the holders of Company Capital Stock of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, Debt or otherwise, other than payments of compensation to employees in the ordinary course of business and consistent with past practice;

            (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to or from any of the Company's Shareholders, officers, directors, employees or consultants or any affiliate of any of the Company's Shareholders, officers, directors, employees or consultants, except compensation and expense allowances (for travel and other business-related expenses) in the ordinary course of business paid to officers, directors, employees or consultants of the Company; or

            (n) agreed, whether in writing or otherwise, to take any action described in this Section 3.7.

      3.8   TAXES

      (a) Except as set forth in Section 3.8 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has (i) properly prepared and timely filed all Tax Returns required to be filed (taking into account any extension of time to file); (ii) paid all Taxes required to be paid (whether or not shown to be due on such Tax Returns); and (iii) paid all Taxes for which a notice of assessment or collection has been received by the Company or any Company Subsidiary (other than those being contested or which the Company intends to contest in good faith by appropriate proceedings, and for which adequate reserves have been established for such Taxes on the books and records of the Company. All such Tax Returns are true, correct and complete and have been prepared in accordance with applicable Law. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) on any of the assets of the Company or any of the Company Subsidiaries.

      (b) Each of the Company and the Company Subsidiaries has withheld or collected and paid over to appropriate governmental entities (or are properly holding for such payment) all Taxes required by law to be withheld or collected by it in connection with amounts paid or owing to any Person.

      (c) Except as set forth in Section 3.8(c) of the Company Disclosure Schedule, no dispute or claim concerning any Tax liability of the Company or any Company Subsidiary has been proposed or claimed in writing or, to the Knowledge of the Company, threatened by any authority, including a claim that the Company or any Company Subsidiary is subject to Tax in a jurisdiction where it does not currently file a Tax Return. The Company has made available to the Parent correct and complete copies of all Tax Returns for Taxable years for which the applicable statute of limitations has not expired, and all examination reports, and statements of deficiencies, if any, assessed against or agreed to by the Company and any Company Subsidiary.

      (d) Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which is currently effective. No power of attorney that currently is in effect has been granted by the Company or any Company Subsidiary with respect to any Tax matter.

      (e) Neither the Company nor any Company Subsidiary has ever been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any of the Company Subsidiaries is a party to any Tax allocation, indemnity, sharing or similar agreement (excluding any lease or similar agreement to the extent it provides for the payment of property taxes by the lessee or similar user of property) that will survive the Closing. Neither the Company nor any of the Company Subsidiaries (i) has been a member of any affiliated, consolidated, combined, unitary or similar group (other than the group, the common parent of which is the Company) that filed or was required to file a consolidated, combined, unitary or similar Tax Return, or (ii) has or will have any liability for the Taxes (excluding any contractual obligation to pay property taxes as a lessee or similar user of property) of any Person (other than the Company and any of the Company Subsidiaries that is currently a member of the Company's affiliated group filing a consolidated federal income Tax Return) under Treas. Reg. Section 1.1502-6 (or any similar provision of any other Law), as a transferee or successor, by contract, assumption, transferee liability, operation of Law or otherwise.

      (f) The unpaid Taxes of the Company (i) did not, as of May 31, 2005, exceed the reserve for Tax liability set forth on the face (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) of the Financial Statements and (ii) do not exceed that reserve as adjusted for the passage of time and operations in the ordinary course of business through the Closing Date.

      (g) The Company and each Company Subsidiary has disclosed on its Tax Returns any Tax reporting position taken therein which reasonably could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign Law.

      (h) Neither the Company nor any Company Subsidiary has consummated, has participated in, or is currently participating in any transaction which was or is a "Tax shelter" transaction as defined in Sections 6662, 6011 or 6111 (before amendment by the American Jobs Creation Act of 2004) of the Code or the treasury regulations promulgated thereunder or which was or is a "Listed Transaction" or a "Reportable Transaction" as those terms are defined in the Code and the treasury regulations thereunder.

      (i) Neither the Company nor any Company Subsidiary is required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period ending after the Closing Date by reason of any (i) change in accounting method for a Taxable period ending on or prior to the Closing Date (nor does the Company or any Company Subsidiary have any Knowledge that the Internal Revenue Service (or other Governmental Entity) has proposed or is considering proposing, any such change), (ii) "closing agreement" described in Section 7121 of the Code (or any similar provision of any other Law), (iii) installment sale or open transaction disposition made on or prior to the Closing, or (iv) prepaid amount received on or prior to the Closing.

      (j) Neither the Company nor any Company Subsidiary has made any payment or payments, is obligated to make any payment or payments, or is a party to any contract that, individually or collectively, could give rise to the payment of any amount (whether in cash or property) as a result of the Mergers that may not be deductible pursuant to the terms of Section 162(m) or 280G of the Code.

      (k) Except as set forth in Section 3.8(k) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is involved in, subject to, or a party to any joint venture, partnership, limited liability company agreement or other arrangement that is treated as a "partnership" for federal, state, local or foreign income Tax purposes. Neither the Company nor any Company Subsidiary owns an entity that is treated as "disregarded as an entity separate from its owner" pursuant to Section 301.7701-3 of the treasury regulations.

      (l) Neither the Company nor any Company Subsidiary has been either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Mergers.

      (m) Except as set forth in Section 3.8(m) of the Company Disclosure Schedule, there currently is no limitation on the utilization of the net operating losses, built-in losses, capital losses, Tax credits or other similar items of the Company under Section 382, 383, 384 and 1502 of the Code and treasury regulations promulgated thereunder. Neither the Company nor any of the Company Subsidiaries is or has been a party to any transaction where a deferred intercompany gain was generated under Section 1502 of the Code and the treasury regulations promulgated thereunder. The unpaid Taxes of the Company (i) did not, as of December 31, 2004, exceed the reserve for Tax liability set forth on the face (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) of the Financial Statements and (ii) do not exceed that reserve as adjusted for the passage of time and operations in the ordinary course of business through the Closing Date.

      As used in this Agreement, the following terms shall have the following meanings:

      "Taxes" means (i) all foreign, federal, state, county or local taxes, charges, fees, levies, imposts, duties, and other assessments, including, but not limited to, any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax; (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or
(ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person. "Tax" means any of the foregoing Taxes.

      "Tax Returns" means any return, declaration, report, claim or refund, information return, statement, or other similar document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      3.9   PROPERTY

      (a) The Company owns no real property other than the leasehold interests described on Section 3.9(a) of the Company Disclosure Schedule, which contains a complete and accurate list of all real property owned, leased or currently being used by the Company (the "Real Property"). The Company has delivered to the Parent or its counsel true and complete copies of all written leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Real Property and written summaries of the terms of any oral leases, subleases, rental agreements, contracts of sale, tenancies or licenses to which the Real Property is subject.

      (b) Section 3.9(b) of the Company Disclosure Schedule contains a complete and accurate list of each item of personal property having a net book value in excess of $5,000 which is owned, leased, rented or used by the Company, as of the date hereof (the "Personal Property"); provided that such list need not describe the Company Intellectual Property listed in Section 3.14 to the Company Disclosure Schedule. The Company has delivered to the Parent true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses to which the Personal Property is subject.

      (c) The Real Property and the Personal Property include all the properties and assets (whether real, personal or mixed, tangible or intangible) (other than, in the case of the Personal Property, property rights with an individual value of less than $5,000 and the Company Intellectual Property) reflected in the Financial Statements (except for such properties or assets sold since May 31, 2005 in the ordinary course of business and consistent with past practice) and all the properties and assets purchased or otherwise acquired by the Company since May 31, 2005 (other than, in the case of the Personal Property, property rights with an individual value of less than $5,000 and the Company Intellectual Property). The Real Property and the Personal Property include all material property used in the business of the Company, other than the Company Intellectual Property. The Company's Real Property and its Personal Property are in good operating condition and repair, normal wear and tear excepted, are adequate for the uses to which they are being put, and comply in all material respects with applicable safety and other laws and regulations.

      (d) The Company's leasehold interest in each parcel of the Real Property is free and clear of all Encumbrances, except for Encumbrances related to Taxes not yet due and payable, and Encumbrances relating to the owner of any such Real Property that do not adversely affect the Company's possession or use thereof. Each lease of any portion of the Real Property is valid, binding and enforceable in accordance with its terms against the Company and, to the Company's knowledge, against each other party thereto, except as to the effect, if any, of
(i) applicable bankruptcy and other
similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has performed in all material respects all obligations imposed upon it under each lease, and neither the Company nor, to the Company's knowledge, any other party thereto is in material default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a material default thereunder by the Company or, to the Company's knowledge, by any other party. The Company has not granted any lease, sublease, tenancy or license of, or entered into any rental agreement or contract of sale with respect to, any portion of the Real Property.

      (e) The Personal Property is free and clear of all Encumbrances, and, other than leased Personal Property which is so noted on the list supplied pursuant to Section 3.9(b) hereof, the Company owns such Personal Property. Each lease, license, rental agreement, contract of sale or other agreement to which the Personal Property is subject is valid, binding and enforceable in accordance with its terms against the Company and, to the Company's knowledge, against each other party thereto, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has performed in all material respects all obligations imposed upon it under each such agreement, and neither the Company nor, to the Company's knowledge, any other party thereto is in material default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a material default by the Company or, to the Company's knowledge, any other party thereunder. The Company has not granted any lease, sublease, tenancy or license of any portion of the Personal Property, except in the ordinary course of business.

      3.10  CONTRACTS

      Section 3.10 of the Company Disclosure Schedule contains a complete and accurate list (other than the Company Intellectual Property listed on Section
3.14 of the Company Disclosure Schedule) of all contracts, agreements and understandings, oral or written, to which the Company is currently a party or by which the Company is currently bound providing for potential payments by or to the Company in excess of $10,000, including, without limitation, consulting agreements, license agreements, software development agreements, distribution agreements, joint venture agreements, security agreements, reseller agreements, credit agreements and instruments relating to the borrowing of money. All contracts set forth in Section 3.10 of the Company Disclosure Schedule are valid, binding and enforceable in accordance with their terms against the Company and, to the Company's knowledge, each other party thereto, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies, and are in full force and effect. The Company has performed in all material respects all obligations imposed on it under the contracts set forth in Section 3.10 of the Company Disclosure Schedule, and neither the Company nor, to the Company's knowledge, any other party thereto is in material default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a material default by the Company or, to the Company's knowledge, any other party thereunder. True and complete copies of each such written contract (or written summaries of the terms of any oral contract) have been delivered to the Parent by the Company. Except as set forth on Section 3.10 of the Company Disclosure Schedule, the Company has no

            (a) contracts with directors, officers, Shareholders, employees, agents, consultants, advisors, salespeople, sales representatives or resellers that cannot be canceled by the Company within 30 days' notice without liability, penalty or premium, any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or any compensation agreement or arrangement affecting or relating to former employees of the Company;

            (b) employment agreement or any other agreement for services that contains severance or termination pay liabilities or obligations;

            (c) non-competition agreement or other arrangement that would prevent the Company from carrying on its business anywhere in the world;

            (d) notice or reason to believe that any party to a contract listed in Section 3.10 of the Company Disclosure Schedule intends to cancel, terminate or refuse to renew such contract (if such contract is renewable);

            (e) material dispute with any of its consultants, suppliers, customers, distributors, licensors or licensees;

            (f) product distribution agreement, development agreement, or license agreement as licensor or licensee (except for standard licenses purchased by the Company for off-the-shelf software);

            (g) joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons;

            (h) instrument evidencing Debt, except for trade payables incurred in the ordinary course of business, and except as disclosed in the Financial Statements; and

            (i) agreements or commitments to provide indemnification.

      3.11  CLAIMS AND LEGAL PROCEEDINGS

      Except as set forth in Section 3.11 of the Company Disclosure Schedule, there are no claims, actions, suits, arbitrations, investigations or proceedings pending or involving or, to the Company's knowledge, threatened against the Company before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company is a party. Section 3.11 of the Company Disclosure Schedule sets forth a description of any material disputes that have been settled or resolved by litigation or arbitration since January 1, 2002. To the Company's knowledge, there is no reasonable basis for the assertion against the Company of any claims, actions, suits, arbitrations, investigations or proceedings before any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person, which might reasonably be expected to have a Company Material Adverse EFFECT.

      3.12  LABOR AND EMPLOYMENT MATTERS

      There are no labor disputes, employee or consultant grievances or disciplinary actions pending or, to the Company's knowledge, threatened against or involving the Company or, to the Company's knowledge, any of its present or former employees or consultants. To the Company's knowledge, no employee or consultant intends to terminate his or her employment or consulting relationship with the Company within the next twelve months, other than in the ordinary course if there shall be inadequate work for such employee or consultant. The Company has complied in all material respects with all provisions of applicable law relating to employment and employment practices, terms and conditions of employment, wages and hours. The Company is not engaged in any unfair labor practice as defined under applicable law and has no liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law. There is no labor strike, dispute, slowdown or stoppage pending or, to the Company's knowledge, threatened against or affecting the Company, and the Company has not experienced any work stoppage or other collective labor difficulty since its incorporation. No collective bargaining agreement is binding on the Company. The Company has no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees or consultants of the Company. Except as set forth in
Section 3.12 of the Company Disclosure Schedule, each employee and officer of and consultant to the Company has executed an Employee Agreement Regarding Inventions, Confidentiality and Competitive Activities in the form attached as
Exhibit 3.12 to the Company Disclosure Schedule (a "Nondisclosure Agreement") and, as of the Closing, each current employee and officer of and each current consultant to the Company who has not executed a Nondisclosure Agreement as of the date hereof shall have executed and delivered to the Company such an agreement. To the Company's knowledge, each Nondisclosure Agreement is, and as of the Closing will be, a valid, binding and enforceable obligation of the employee, officer or consultant named therein. To the Company's knowledge, no employee (or person performing similar functions) of the Company is in violation of any such agreement or any employment agreement, non-competition agreement, patent disclosure agreement, invention assignment agreement, proprietary information agreement or other contract or agreement relating to the relationship of such employee with the Company or any other party. Section 3.12 of the Company Disclosure Schedule sets forth a true and complete list of (a) the names and current compensation amounts of all directors and officers of the Company; (b) the names of and wage rates for all nonsalaried and nonofficer salaried employees of the Company by classification, and all union contracts (if any);
(c) all group insurance programs in effect for employees of the Company; and (d) the names and current compensation packages of all independent contractors and consultants of the Company. Except as set forth in Section 3.12 of the Company Disclosure Schedule, the Company is not in material default with respect to any of its obligations referred to in clauses (a) - (d) above and has no, and will not incur any, obligation or liability for severance or back pay owed through or by virtue of the Mergers. Except as disclosed in Section 3.12 of the Company Disclosure Schedule, all employees of the Company are employed on an "at will" basis.

      3.13  EMPLOYEE BENEFIT PLANS

            3.13.1 EMPLOYEE BENEFIT PLAN LISTING

      Section 3.13.1 of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans. The Company does not have any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create, enter into or contribute to any additional Employee Benefit Plan or to modify or amend any existing Employee Benefit Plan. There has been no amendment, interpretation or announcement (written or oral) by the Company or any other Person relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such items or events, could materially increase the expense of maintaining such Employee Benefit Plan (or the Employee Benefit Plans taken as whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements. The terms of each Employee Benefit Plan permit the Company to amend and terminate such Employee Benefit Plan at any time and for any reason without penalty and without material liability or expense. None of the Company's rights under any Employee Benefit Plan will be impaired in any way by this Agreement or the consummation of the transactions contemplated by this Agreement.

            3.13.2 DOCUMENTS PROVIDED

      The Company has delivered to the Parent true, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all Employee Benefit Plans (and all amendments thereto), along with, to the extent applicable to the particular Employee Benefit Plan, the following information:
(a) the three most recent annual reports (Form 5500 series) filed with respect to such Employee Benefit Plan; (b) the most recent summary plan description, and all summaries of modifications related thereto, distributed with respect to such Employee Benefit Plan; (c) all contracts and agreements (and any amendments thereto) relating to such Employee Benefit Plan, including, without limitation, all trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (d) the most recent determination letter issued by the IRS with respect to such Employee Benefit Plan; (e) the most recent annual actuarial valuation prepared for such Employee Benefit Plan; (f) all written communications during the last three years relating to the creation, amendment or termination of such Employee Benefit Plan, or an increase or decrease in benefits, acceleration of payments or vesting or other events that could result in liability to the Company; (g) all material correspondence to or from any governmental entity or agency relating to such Employee Benefit Plan; (h) samples of all administrative forms currently in use with respect to such Employee Benefit Plan, including, without limitation, all COBRA and HIPAA forms and notices; and (i) all coverage, nondiscrimination, top heavy and Code Section 415 tests performed with respect to such Employee Benefit Plan for the last three years.

            3.13.3 COMPLIANCE

      With respect to each Employee Benefit Plan: (a) such Employee Benefit Plan was properly and legally established; (b) such Employee Benefit Plan is, and at all times has been, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable requirements of all applicable laws, statutes, orders, rules and regulations, including, without limitation, ERISA and the Code; (c) the Company and each other Person (including, without limitation, each fiduciary) have, at all times and in all material respects, properly performed all of their duties and obligations (whether arising by operation of law or by contract) under or with respect to such Employee Benefit Plan, including, without limitation, all reporting, disclosure and notification obligations; (d) all returns, reports (including, without limitation, all Form 5500 series annual reports, together with all schedules and audit reports required with respect thereto), notices, statements, summary plan descriptions and other disclosures relating to such Employee Benefit Plan required to be filed with any governmental entity or agency or distributed to any Employee Benefit Plan participant have been properly prepared and duly filed or distributed, as applicable, in a timely manner; (e) neither the Company nor any fiduciary has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable law, statute, order, rule or regulation; (f) no transaction or event has occurred or is threatened or about to occur (including any of the transactions contemplated in or by this Agreement) that constitutes or could constitute a prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code for which an exemption is not available; and (g) the Company has not incurred, and there exists no condition or set of circumstances in connection with which the Company or the Parent could incur, directly or indirectly, any liability or expense (except for routine contributions and benefit payments) under ERISA, the Code or any other applicable law, statute, order, rule or regulation, or pursuant to any indemnification or similar agreement, with respect to such Employee Benefit Plan.

            3.13.4 QUALIFICATION

      Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and its related trust and/or group annuity contract is exempt from taxation under Section 501(a) of the Code. Each such Employee Benefit Plan (a) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Employee Benefit Plan's qualified status under the Code, as amended by the Tax Reform Act of 1986 and all subsequent legislation, including, without limitation, that legislation commonly referred to as "GUST" and "EGTRRA," or (b) has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS. Nothing has occurred or is reasonably expected by the Company or any Shareholder to occur that could adversely affect the qualification or exemption of any such Employee Benefit Plan or its related trust or group annuity contract. No such Employee Benefit Plan is a "top-heavy plan," as defined in
Section 416 of the Code.

            3.13.5 CONTRIBUTIONS AND PREMIUM PAYMENTS

      All contributions, premiums and other payments due or required to be paid to (or with respect to) each Employee Benefit Plan have been timely paid, or, if not yet due, have been accrued as a liability on the Financial Statements. All income taxes and wage taxes that are required by law to be withheld from benefits derived under the Employee Benefit Plans have been properly withheld and remitted to the proper depository in a timely manner.

            3.13.6 RELATED EMPLOYERS

      The Company is not, and has never been, a member of (a) a controlled group of corporations, within the meaning of Section 414(b) of the Code, (b) a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, (c) an affiliated service group, within the meaning of
Section 414(m) of the Code, or (d) any other group of Persons treated as a single employer under Section 414(o) of the Code.

            3.13.7 MULTIEMPLOYER AND TITLE IV PLANS

      The Company does not sponsor, maintain or contribute to, and has never sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (a) a "multiemployer plan," as defined in Section 3(37) or
Section 4001(a)(3) of ERISA, (b) a multiple employer plan within the meaning of
Section 4063 or 4064 of ERISA or Section 413 of the Code, (c) an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA of
Section 412 of the Code, or (d) a "multiple employer welfare arrangement," as defined in Section 3(40) of ERISA.

            3.13.8 POST-TERMINATION BENEFITS

      Neither the Company nor any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination benefits of any kind, including, without limitation, death and medical benefits, with respect to any current or former officer, employee, agent, director or independent contractor of the Company, other than (a) continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code and paid for entirely by such individual, (b) retirement benefits under any Employee Benefit Plan that is qualified under Section 401(a) of the Code, and (c) deferred compensation that is accrued as a current liability on the Financial Statements.

            3.13.9 SUITS, CLAIMS AND INVESTIGATIONS

      There are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company or any Shareholder, threatened with respect to (or against the assets of) any Employee Benefit Plan nor, to the knowledge of the Company or any Shareholder, is there a basis for any such action, suit or claim. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, the Department of Labor (the "DOL") or any other governmental entity or agency, and, to the knowledge of the Company and each Shareholder, no such action is contemplated or under consideration by the IRS, the DOL or any other governmental entity or agency.

            3.13.10 PAYMENTS RESULTING FROM TRANSACTIONS

      Neither the execution and delivery of this Agreement or any of the Ancillary Documents nor the consummation of the transactions contemplated in (or by) this Agreement or any of the Ancillary Documents (either alone or upon the occurrence of any additional or subsequent event(s)) will (a) entitle any individual to severance pay, unemployment compensation or any other payment from the Company, Parent or any other Person, or otherwise increase the amount of compensation due to (or forgive any indebtedness owed by) any individual, (b) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan, or (c) require the Company or Parent to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.

      3.14  INTELLECTUAL PROPERTY

            3.14.1 GENERAL

      Section 3.14.6 of the Company Disclosure Schedule lists all Company Intellectual Property that: (a) is owned by, licensed to or otherwise controlled by the Company and the Company Subsidiaries; or (b) is used in, developed for use in, or necessary to the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted or as it is contemplated to be conducted. Section 3.14.1 of the Company Disclosure Schedule also lists all Company Intellectual Property that has been licensed to or from third parties or the public (in the case of open source software). Each item of Company Intellectual Property owned or used or contemplated to be used by the Company or the Company Subsidiaries immediately prior to the Closing Date hereunder shall be owned or available for use by the Parent or its subsidiaries on identical terms and conditions immediately after the Closing Date.

            3.14.2 NO ENCUMBRANCES; PROTECTION

      The Company and the Company Subsidiaries own, free and clear of any Encumbrance other than pursuant to the license agreements or other contracts to which the Company is a party, copies of which have been provided to Parent or its counsel, and possess all right, title and interest, or hold a valid license, in and to all Company Intellectual Property, and have taken all necessary action to protect the Company Intellectual Property. All of the Company's rights in Company Intellectual Property are legally valid and enforceable. The Company Intellectual Property owned or licensed by the Company is sufficient for the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted and as it is currently contemplated to be conducted. There are no royalties, fees, honoraria or other payments payable by the Company or any of the Company Subsidiaries to any Person by reason of the ownership, development, modification, use, license, sublicense, sale, distribution or other disposition of the Company Intellectual Property other than as set forth in Section 3.14.2 of the Company Disclosure Schedule. The Company and the Company Subsidiaries have taken all necessary security measures to protect the secrecy, confidentiality and value of the Company Intellectual Property.

            3.14.3 INTERNET DOMAIN NAMES

      Section 3.14.3 of the Company Disclosure Schedule lists the Internet domain names included in the Company Intellectual Property. The Company or one of the Company Subsidiaries is the registrant and sole legal and beneficial owner of the Internet domain names included in the Company Intellectual Property, free of any Encumbrance. The Company or one of the Company Subsidiaries is the registered owner of the trademarks underlying each of the domain names included in the Company Intellectual Property. There are no pending or, to the knowledge of the Company, threatened actions, suits, claims, litigation or proceedings relating to the domain names included in the Company Intellectual Property. The Company has operated the websites identified in
Section 3.14.3 of the Company Disclosure Schedule.

            3.14.4 OWNERSHIP OF EMPLOYEE WORKS

      Except as set forth on Section 3.14.4 of the Company Disclosure Schedule, all personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception or development, or both, of the Company Intellectual Property on behalf of the Company or any of the Company Subsidiaries and all officers and technical employees of the Company or the Company Subsidiaries either (i) have been a party to "work-for-hire" arrangements or agreements with the Company or one or more of the Company Subsidiaries in accordance with applicable law that has accorded the Company or the Company Subsidiaries effective and exclusive ownership of all Intellectual Property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of the Company or one or more of the Company Subsidiaries in accordance with applicable law that has accorded the Company or one or more of the Company Subsidiaries effective and exclusive ownership of all Company Intellectual Property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of the Company or one or more of the Company Subsidiaries as assignee that have conveyed to the Company or one or more of the Company Subsidiaries effective and exclusive ownership of all Intellectual Property arising thereby.

            3.14.5 NON-INFRINGEMENT

      The use of the Company Intellectual Property in the conduct of the Company's and the Company Subsidiaries' businesses has not infringed, misappropriated or conflicted with and does not and will not infringe, misappropriate or conflict with any Intellectual Property right of any other Person, nor has the Company or any or any Company Subsidiary received any notice (written or oral) or any infringement, misappropriation or violation by the Company or any Company Subsidiary of any Intellectual Property right of any third party. Except as disclosed in Section 3.14.5 of the Company Disclosure Schedule, no claim (written or oral) by any Person contesting the validity or enforceability of any Company Intellectual Property has been made, is currently outstanding or, to the Knowledge of the Company, is threatened. To the Knowledge of the Company, no Person is infringing or misappropriating any Intellectual Property right of the Company or any Company Subsidiary.

            3.14.6 INTELLECTUAL PROPERTY REGISTRATIONS

      Section 3.14.5 of the Company Disclosure Schedule sets forth all of the Company's patents, patent applications, copyright registrations (and applications therefor) and trademark registrations (and applications therefor) (collectively, the "IP Registrations") associated with the Company Intellectual Property. The Company owns all right, title and interest, free and clear of any Encumbrances, in and to the IP Registrations, together with any other rights in or to any of the Company's copyrights (registered or unregistered), rights in any trademarks (registered or unregistered), trade secret rights and other intellectual property rights (including, without limitation, rights of enforcement) contained or embodied in the Company Intellectual Property. The Company has delivered to Parent complete and accurate copies of correspondence, litigation documents, legal opinions, agreements, file histories and office actions relating to the IP Registrations listed on Section 3.14.6 of the Company Disclosure Schedule.

            3.14.7 MAINTENANCE OF RIGHTS

      Except as set forth in Section 3.14.7 of the Company Disclosure Schedule, the Company has not conducted its business, and has not used or enforced (or, to its knowledge, failed to use or enforce) the Company's rights in Company Intellectual Property, in a manner that would result in the abandonment, cancellation or unenforceability of any material item of the Company Intellectual Property or the IP Registrations, and the Company has not taken (or, to its knowledge, failed to take) any action that would result in the forfeiture or relinquishment of any material Company Intellectual Property. Except as set forth in Section 3.14.7 of the Company Disclosure Schedule, the Company has not granted to any third party any rights or permissions to use any of the Company Intellectual Property. To the Company's knowledge, except pursuant to reasonably prudent safeguards, (a) no third party has received any Company confidential information relating to the Company Intellectual Property, and (b) the Company is not under any contractual or other obligation to disclose to any third party any Company Intellectual Property.

            3.14.8 CONFIDENTIALITY

      Except as set forth in Section 3.14.8 of the Company Disclosure Schedule,
(a) the Company has not disclosed any source code regarding Company Intellectual Property to any person or entity other than an employee of or consultant to the Company and under a written nondisclosure agreement; (b) the Company has at all times maintained and enforced commercially reasonable procedures to protect all confidential information relating to Company Intellectual Property; (c) neither the Company nor any escrow agent under any existing escrow agreement to which the Company is a party is under any contractual or other obligation to disclose the source code or any other proprietary information included in or relating to the Company Intellectual Property; and (d) the Company has not deposited any source code relating to the Company Intellectual Property into any source code escrows or similar arrangements. If, as disclosed in Section 3.14.8 of the Company Disclosure Schedule, the Company has deposited any source code to Company Intellectual Property into source code escrows or similar arrangements, no event has occurred or is anticipated to occur that has or could reasonably form the basis for a release of such source code from such escrows or arrangements.

            3.14.9 WARRANTY AGAINST DEFECTS

      Except as set forth in Section 3.14.9 of the Company Disclosure Schedule, the Company Intellectual Property is free from known material defects and substantially conforms to the applicable specifications and documentation for such Company Intellectual Property.

            3.14.10 INDEMNIFICATION

      Except as set forth on Section 3.14.10 of the Company Disclosure Schedule, the Company has not entered into any agreement or offered to indemnify any Person against any charge of infringement by the Company Intellectual Property, or any other intellectual property or right. The Company has not entered into any agreement granting any Person the right to bring any infringement action with respect to, or otherwise to enforce, any Company Intellectual Property.

            3.14.11 RESTRICTIONS ON INTELLECTUAL PROPERTY

      Except as set forth in Section 3.14.11 of the Company Disclosure Schedule, to the Knowledge of the Company, none of the Company's officers, employees, consultants, agents or representatives, during his or her term of employment or engagement with the Company, has entered into any agreement regarding know-how, trade secrets, assignment of rights in inventions, or prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written, transmitted or oral, in connection with Company Intellectual Property other than with the Company.

      3.15  WARRANTIES AND MAINTENANCE

      (a) Section 3.15(a) of the Company Disclosure Schedule sets forth a list of all contracts, agreements or arrangements in which the Company warrants or guarantees the performance or operation of Company Intellectual Property. Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, the Company's warranties with respect to the services it performs for third parties are limited to using industry standards, and the remedies for a breach of such warranties are limited to the fees collected by the Company from such third parties. Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, all of the Company's contracts and agreements with its customers provide that the Company shall not be liable for consequential damages.

      (b) Other than as disclosed in Section 3.15(b) of the Company Disclosure Schedule, the Company has not, during the past three years, had any claims, actions, suits, disputes, arbitrations, proceedings or payments involving or relating to the breach of any representations or warranties (express or implied) made by the Company, other than in the ordinary course of business, which individually or in the aggregate would not have a Company Material Adverse Effect.

      (c) Section 3.15(c) of the Company Disclosure Schedule sets forth a list of all contracts, agreements or arrangements in which the Company is obligated to support or maintain for a third party any software, computer systems or programs, hardware, processes, algorithms or other Company Intellectual Property after the completion of a project for such third party.

      3.16  CORPORATE BOOKS AND RECORDS

      The Company has furnished to the Parent or its representatives for its examination true and complete copies of (a) the Company's Certificate and the Company's Bylaws of the Company as currently in effect, including all amendments thereto, (b) the minute books of the Company, and (c) the stock transfer books of the

Company. Such stock transfer books accurately reflect all issuances and transfers of shares of capital stock of the Company since its inception.

      3.17  LICENSES, PERMITS, AUTHORIZATIONS, ETC.

      Except as identified in Sections 3.1 and 3.5 of the Company Disclosure Schedule, the Company has received all currently required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign. The Company has not received any notifications of any asserted present failure by it to have obtained any such governmental approval, authorization, consent, license, order, registration or permit, or past and unremedied failure to obtain such items.

      3.18  COMPLIANCE WITH LAWS

      Except as described in Section 3.18 of the Company Disclosure Schedule, the Company is in compliance with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to it, to its employees and consultants or to the Real Property and the Personal Property, including, without limitation, all such laws, rules, regulations, ordinances, decrees and orders relating to intellectual property protection, antitrust matters, consumer protection, currency exchange, environmental protection, equal employment opportunity, health and occupational safety, pension and employee benefit matters, securities and investor protection matters, labor and employment matters and trading-with-the-enemy matters. The Company has not received any notification of any asserted present or past unremedied failure by the Company to comply with any of such laws, rules, regulations, ordinances, decrees or orders.

      3.19  INSURANCE

      Section 3.19 of the Company Disclosure Schedule sets forth a true and correct list of all insurance policies maintained by the Company. The Company maintains commercially reasonable levels of (a) insurance on its property (including leased premises) that insures against loss or damage by fire or other casualty and (b) insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary in the Company's industry for companies of similar size and financial condition. All insurance policies of the Company are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder. Such policies or binders are sufficient for compliance in all material respects with all requirements of law currently applicable to the Company and of all agreements to which the Company is a party, will remain in full force and effect through the respective expiration dates of such policies or binders without the payment of additional premiums, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

      3.20  BROKERS OR FINDERS

      Except as disclosed in Section 3.20 of the Company Disclosure Schedule, the Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Mergers, this Agreement or any transaction contemplated hereby.

      3.21  ABSENCE OF QUESTIONABLE PAYMENTS

      Neither the Company nor, to the Company's knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company has used any Company funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others. The Company has reasonable financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. Neither the Company nor, to the Company's knowledge, any current director, officer, agent, employee or other Person acting on behalf of the Company has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. The Company has at all times complied, and is in compliance, in all material respects with the Foreign Corrupt Practices Act and all foreign laws and regulations relating to prevention of corrupt practices and similar matters.

      3.22  BANK ACCOUNTS

      Section 3.22 of the Company Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

      3.23  INSIDER INTERESTS

      Except as set forth in Section 3.23 of the Company Disclosure Schedule, no Shareholder, employee, consultant, officer or director of the Company has any interest (other than as a Shareholder of the Company) (a) in any Real Property, Personal

Property, or Company Intellectual Property used in or pertaining to the business of the Company, including, without limitation, inventions, patents, trademarks or trade names, or (b) in any agreement, contract, arrangement or obligation relating to the Company, its present or prospective business or its operations. Except as set forth in Section 3.23 of the Company Disclosure Schedule, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, Shareholders, affiliates or any affiliate thereof. Except as set forth in Section 3.23 of the Company Disclosure Schedule, the Company and its officers and directors have no interest, either directly or indirectly, in any entity, including, without limitation, any corporation, partnership, joint venture, proprietorship, firm, licensee, business or association (whether as an employee, officer, director, Shareholder, agent, independent contractor, security holder, creditor, consultant or otherwise) that presently (i) provides any services, produces and/or sells any products or product lines, or engages in any activity that is the same, similar to or competitive with any activity or business in which the Company is now engaged or proposes to engage; (ii) is a supplier, customer or creditor; or (iii) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of the Company or any property, real or personal, tangible or intangible, that is necessary or desirable for the present or currently anticipated future conduct of the Company's business.

      3.24  COMPLIANCE WITH ENVIRONMENTAL LAWS

      Neither the Company nor, to the Company's knowledge, any other Person (including, without limitation, any previous owner, lessee or sublessee) has treated, stored or disposed of any material amounts of petroleum products, hazardous waste, hazardous substances, pollutants or contaminants on the Real Property, or any real property previously owned, leased, subleased or used by the Company in the operation of its business, in violation of any applicable foreign, federal, state or local statutes, regulations or ordinances, or common law, in each case as in existence at or prior to the Closing. There have been no releases of any material amounts of Hazardous Substances on, at or from any assets or properties, including, without limitation, the Real Property, owned, leased, subleased or used by the Company in the operation of its business during the time such assets or properties were owned, leased, subleased or used by the Company (or, to the Company's knowledge, prior to such time), including, without limitation, any releases of any material amounts of Hazardous Substances in violation of any Environmental Laws.

      3.25  ACCOUNTS RECEIVABLE

      Except as set forth in Section 3.25 of the Company Disclosure Schedule, all accounts receivable of the Company reflected on the Financial Statements represent bona fide transactions made in the ordinary course of business of the Company and, to the Company's knowledge, are collectible in the ordinary course of business consistent with past practices of the Company, subject to applicable reserves and to credits in accordance with the Company's policies disclosed to Parent.
Section 3.25 of the Company Disclosure Schedule contains a complete and accurate aging report of such accounts receivable as of the date hereof.

      3.26  INFORMATION TO SHAREHOLDERS

      Any information supplied by the Company to the Shareholders to consider in connection with the Mergers, other than information supplied in writing to the Company by Parent for such purpose, shall not, on the date any such information is sent to the Shareholders and on the Closing Date, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Mergers.

      3.27  FULL DISCLOSURE

      No information furnished by the Company to the Parent or its representatives in connection with this Agreement (including, but not limited to, the Financial Statements and all information in the Company Disclosure Schedule and the other Exhibits hereto) or the Ancillary Documents contains any untrue statement of a material fact, and all such information, taken as a whole, does not omit to state a material fact necessary in order to make the statements so made or information so delivered, taken as a whole, not misleading, except that no representation is made as to the omission of any fact or circumstance which affects the industry in general or the economy of the United States or foreign countries in which the Company conducts business, in general, and which is not, in any such case, peculiar to the Company.

      3.28  DISCLAIMER REGARDING PROJECTIONS

      In connection with the Parent's investigation of the Company, certain projections and certain business plan information for succeeding fiscal years have been made available to the Parent. The Parent acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans, and that the Company makes no representations and warranties with respect to such projections, forecasts or plans, except that such projections, forecasts and plans were prepared in good faith based upon assumptions that the Company believed to be reasonable when made.

      3.29  MEMBERBRIDGE ACQUISITION EXPENSES

      Section 3.29 of the Company Disclosure Schedule contains a complete and accurate list of the MemberBridge Acquisition Expenses. All of the MemberBridge Acquisition Expenses have been paid as of or prior to the date of this Agreement except for certain expenses either incurred prior to the date hereof but not yet paid or expected to be incurred between the date of this Agreement and the Closing, in an amount not to exceed an aggregate of $30,000.

ARTICLE IIIA - REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

      Except as is otherwise set forth with appropriate Section references in the Shareholder Disclosure Schedule attached hereto as Schedule 3A (the "Shareholder Disclosure Schedule"), and in order to induce the Parent to enter into and perform this Agreement and the Ancillary Documents to be entered into as of the Closing among the Parent and the Shareholders, each Shareholder, individually and not jointly, represents and warrants to the Parent as of the date of this Agreement and as of the Closing as follows in this Article IIIA:

      3A.1  ACCREDITATION

      Such Shareholder is (a) either alone or with the assistance of a professional advisor, a sophisticated investor, able to fend for himself, herself or itself in the transactions contemplated by this Agreement and the Ancillary Documents to which such Shareholder is a party and has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of the prospective investment in the Parent Common Stock, and (b) an "accredited investor" as defined in Regulation D of the Securities Act. Section 3A.1 of the Shareholder Disclosure Schedule lists all Shareholders who are accredited investors.

      3A.2  OWNERSHIP

      Such Shareholder owns beneficially and of record the Company Capital Stock set forth in Section 3.3(b) of the Company Disclosure Schedule, free and clear of any Encumbrance.

      3A.3  ENFORCEABILITY; NO CONFLICTS

      (a) Such Shareholder has full power or capacity (as the case may be) and authority to execute this Agreement and the Ancillary Documents to which such Shareholder is a party, to make the representations, warranties and covenants herein and therein contained and to perform such Shareholder's obligations hereunder and thereunder.

      (b) This Agreement has been, and each of the Ancillary Documents to which such Shareholder is a party at the Closing will have been, duly executed and delivered by such Shareholder, and this Agreement is, and, when executed and delivered by such Shareholder, each of the Ancillary Documents to which such Shareholder is a party at the Closing will be, the legal, valid and binding obligations of such Shareholder, enforceable in accordance with their terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

      (c) The execution, delivery and performance by such Shareholder of this Agreement and the Ancillary Documents to which he, she or it is a party, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of the terms hereof and thereof will not (i) constitute a violation (with or without the giving of notice or lapse of time or both) of any provision of any law applicable to the such Shareholder; (ii) require any consent, approval or authorization of, or notice to, any Person that has not been obtained or made; (iii) result in a default under, an acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which such Shareholder is a party or by which he, she or it is bound; or (iv) result in the creation or imposition of any Encumbrance on any of such Shareholder's shares of Company Capital Stock.

      3A.4  CLAIMS AGAINST THE COMPANY

      Such Shareholder does not have any claims against the Company other than any rights or claims arising with respect to such Shareholder's ownership of Company Capital Stock.

      3A.5  BROKERS OR AGENTS

      Except as set forth in Section 3A.5 of the Shareholder Disclosure Schedule, such Shareholder has not employed any broker or agent in connection with the transactions contemplated by this Agreement and agrees to indemnify the Parent against all losses, damages or expenses relating to or arising out of claims for fees or commission of any broker or agent employed by such Shareholder.

      3A.7  INVESTMENT FOR OWN ACCOUNT

      The Parent Common Stock is being acquired by such Shareholder for investment for his, her or its respective account, not as a nominee or agent; such Shareholder has no present intention of selling, granting any participation in or otherwise distributing any of the Parent Common Stock in a manner contrary to the Securities Act or to any applicable state securities or Blue Sky law, nor does such Shareholder have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant a participation to such person or entity with respect to any of the Parent Common Stock.

      3A.8  RESIDENCY

      For purposes of the application of state securities laws, such Shareholder is a resident of the state as set forth in Section 3A.8 of the Shareholder Disclosure Schedule.

      3A.9  LITIGATION

      There is no litigation, claim, proceeding or governmental investigation pending or threatened against the Shareholder which seeks to delay or prevent the consummation of, or which would be reasonably likely to adversely affect the Shareholder's ability to consummate, the Mergers contemplated by this Agreement or the Ancillary Documents.

      3A.10 SEC DOCUMENTS; ACCESS TO INFORMATION

      Such Shareholder has received and read the SEC Documents and fully understands the risks of investing in the Parent Common Stock, including, without limitation, those risks identified in the SEC Documents under the heading "Risk Factors." Such Shareholder acknowledges receipt of the Information Statement and Private Placement Memorandum, dated July 25, 2005, and all exhibits thereto. Such Shareholder believes it has been given access to all information requested by it regarding the Parent, including, in particular, the current financial condition of the Parent and the risks associated therewith, and has utilized such access to its satisfaction for the purpose of obtaining information about the Parent; particularly, such Shareholder has been given reasonable opportunity to ask questions of, and receive answers from, the Parent concerning the Parent, its financial condition, the merits and risks of the business of the Parent, and the terms and conditions of the Parent Common Stock to be issued pursuant to this Agreement. Any questions raised by such Shareholders concerning the Parent or the Mergers have been answered to the satisfaction of such Shareholder. Such Shareholder represents that such Shareholder is satisfied that such Shareholder has received all material information necessary and sufficient for such Shareholder to make an informed decision about entering into this Agreement. Such Shareholder's decision to enter into the Merger Agreement and the transactions contemplated hereby is based principally on the Shareholder's desire to exchange such Shareholder's holdings in the Company for the Merger Consideration described herein, which such Shareholder considers to be a fair and reasonable price.

      3A.11 INDEMNITY

      Such Shareholder makes the representations and warranties contained in this Article IIIA in such Shareholder's capacity as a Shareholder only, and any rights of contribution or indemnity contained in the Company's Certificate or Bylaws pertaining to such Shareholder when acting in a capacity other than as a Shareholder shall not apply to the representations and warranties contained in this Article IIIA.

      3A.12 RESTRICTED SECURITIES

      Such Shareholder realizes that the shares of Parent Common Stock issued pursuant to this Agreement have not been registered under the Act, are characterized under the Act as "restricted securities," the stock certificates representing such shares will have legends to that effect and, therefore, cannot be sold or transferred unless they are subsequently registered under the Act or an exemption from such registration is available. In this connection, such Shareholder represents that it is familiar with Rule 144 of the SEC, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

      3A.13 TAX CONSEQUENCES

      Such Shareholder has read this Agreement, including Section 2.7, and fully understands the tax consequences arising thereunder, including that, if the Closing Date Share Price is less than 90% of the Share Price, the transactions contemplated by this Agreement will be fully taxable to such Shareholder. Such Shareholder has had the opportunity to consult with his, her or its tax advisors and is not relying on the Parent or the Company for any tax advice whatsoever.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF THE PARENT

      In order to induce the Company and Shareholders to enter into and perform this Agreement and the Ancillary Documents, the Parent represents and warrants to the Company and Shareholders as follows in this Article IV:

      4.1   ORGANIZATION

      The Parent is a corporation duly organized and validly existing under the laws of the State of Oregon. The Parent has all requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its business as now conducted, and as proposed to be conducted and to enter into and perform its obligations under this Agreement and the Ancillary Documents to which the Parent is a party, and to consummate the transactions contemplated hereby and thereby. The Parent is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of properties occupied, owned or held under lease by the Parent or the nature of the business conducted by the Parent makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not have a Parent Material Adverse Effect. The Parent has full corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Documents to which it is a party, and to carry out the transactions contemplated hereby and thereby.

      4.2   ENFORCEABILITY

      The Parent has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Ancillary Documents to which it is a party and each of the certificates, instruments and documents executed or delivered by it pursuant to the terms of this Agreement. All corporate action on the part of the Parent and its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the other applicable Ancillary Documents to which the Parent is a party, the consummation of the Mergers and the performance of all of its obligations under this Agreement and the other applicable Ancillary Documents to which the Parent is a party has been taken or will be taken prior to the Closing Date. This Agreement has been, and each of the Ancillary Documents to which the Parent is a party will have been at the Closing, duly executed and delivered by the Parent, and this Agreement is, and, when executed and delivered by the Parent, each of the Ancillary Documents to which the Parent is a party will be at the Closing, a legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

      4.3   SECURITIES

      The Parent Common Stock to be issued pursuant to this Agreement has been, or will be prior to the Closing Date, duly reserved and authorized for issuance, and such Parent Common Stock, when issued and delivered to the Shareholders pursuant to this Agreement, shall be validly issued, fully paid and nonassessable and, assuming the accuracy of the representations and warranties contained in Article IIIA, issued in compliance with applicable federal and state securities laws.

      4.4   NO APPROVALS OR NOTICES REQUIRED; NO CONFLICTS WITH INSTRUMENTS

      The execution, delivery and performance of this Agreement and the Ancillary Documents by the Parent and the consummation by it of the transactions contemplated hereby and thereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to the Parent, except for such violations which would not, both individually and in the aggregate, have a Parent Material Adverse Effect; (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person, except (i) compliance with applicable securities laws, and (ii) such consents, approvals, authorizations, declarations, filings and registrations the failure of which to obtain or effect would not, both individually and in the aggregate, have a Parent Material Adverse Effect; (c) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Parent is a party or by which it is bound or to which any assets of the Parent are subject, except for such defaults, accelerations, terminations or creations of such rights which would not, both individually and in the aggregate, have a Parent Material Adverse Effect; or (d) conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Bylaws of the Parent.

      4.5   CAPITALIZATION

      As of June 30, 2005, the authorized capital stock of the Parent consists of 150,000,000 shares of the Parent Common Stock, of which 38,961,551 shares were issued and outstanding and 1,835,609 of which were reserved for future issuance to employees pursuant to Parent's stock option plan, 250,000 of which were reserved for issuance under a warrant, 101,030 of which were reserved for issuance under the Parent's Employee Stock Purchase Plan, and 40,000,000 shares of preferred stock, no par value per share, none of which is issued or outstanding. Such issued and outstanding shares of the Parent Common Stock are validly issued, fully paid and nonassessable.

      4.6   SEC DOCUMENTS

      The Parent has furnished the Shareholders with true and complete copies of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, its Annual Reports on Form 10-K for the fiscal years ended December 31, 2004 and December 31, 2003, the most recent Proxy Statement on Schedule 14A, and any Reports on Form 8-K filed by Parent since March 31, 2005 (collectively, the "SEC

Documents"). As of their respective filing dates, each of the SEC Documents complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder.

      4.7   ABSENCE OF CERTAIN CHANGES

      Since the date of the financial statements included in the SEC Documents, there has not been any change which by itself or in conjunction with all other such changes, has had or could reasonably be expected to have a Parent Material Adverse Effect, except as disclosed in the SEC Documents.

      4.8   FULL DISCLOSURE

      No information furnished by the Parent to the Company, the Shareholders or their respective representatives in connection with this Agreement or the Ancillary Documents (including, without limitation, the information contained in the SEC Documents) contains any untrue statement of a material fact, taken as a whole, or omits to state a material fact necessary in order to make the statements so made or information so delivered not materially misleading. For purposes of this Section 4.8, the information furnished by the Parent does not include any reports or analyses prepared by third parties (e.g. analysts), regardless of whether or not the Parent provided such reports and analyses to the Shareholders, the Company or their respective representatives at their request.

      4.9   SHAREHOLDERS CONSENT

      No consent or approval of the shareholders of the Parent is required or necessary for the Parent to enter into this Agreement or the Ancillary Documents to which it is a party or to consummate the transactions contemplated hereby and thereby.

      4.10  BROKERS OR FINDERS

      The Parent has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of the Parent, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Mergers, this Agreement, or any transaction contemplated hereby and agrees to indemnify the Shareholders against all losses, damages or expenses relating to or arising out of claims for fees or commission of any broker or agent employed by the Parent.

      4.11  LITIGATION

      There is no material litigation, claim, proceeding or governmental investigation pending or threatened against the Parent, other than as disclosed in the SEC Documents, and there is no litigation, claim, proceeding, or governmental investigation pending or threatened against Parent that seeks to delay or prevent the consummation of, or which would be reasonably likely to adversely affect the Parent's ability to consummate, the Mergers.

      4.12  COMPLIANCE WITH LAWS

      The Parent is in material compliance with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to it, to its employees and consultants or to its properties, including, without limitation, all such laws, rules, regulations, ordinances, decrees and orders relating to intellectual property protection, antitrust matters, consumer protection, currency exchange, environmental protection, equal employment opportunity, health and occupational safety, pension and employee benefit matters, securities and investor protection matters, labor and employment matters and trading-with-the-enemy matters, except as disclosed in the SEC Documents, and except where the failure of the Parent to so comply would not have a Parent Material Adverse Effect. The Parent has not received any notification of any asserted present or past unremedied failure by the Parent to comply with any of such laws, rules, regulations, ordinances, decrees or orders, other than as disclosed in the SEC Documents.

ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARENT

      The obligations of the Parent to perform and observe the covenants, agreements and conditions hereof to be performed and observed by it at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by the Parent:

      5.1   ACCURACY OF REPRESENTATIONS AND WARRANTIES

      The representations and warranties of the Company and the Shareholders contained herein and in the Ancillary Documents shall have been true and correct when made and, except (a) for changes contemplated by this Agreement and the Ancillary Documents and (b) to the extent that such representations and warranties speak as of an earlier date, shall be true and correct as of the Closing Date as though made on that date.

      5.2   PERFORMANCE OF AGREEMENTS

      The Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement or any Ancillary Agreement to be performed and complied with by it at or prior to the Closing.

      5.3   APPROVALS AND CONSENTS

      All transfers of permits or licenses and all approvals of or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby and by the Ancillary Documents, or for the continued operation of the Company as now operated, including landlord consents, shall have been obtained, and all waiting periods specified by law shall have passed. All consents, approvals and notices set forth on Schedule 5.3 shall have been obtained or delivered.

      5.4   SECRETARY'S CERTIFICATE

      The Parent shall have received a certificate of the Secretary of the Company, in form and substance satisfactory to the Parent, as to the authenticity and effectiveness of the actions of the Board of Directors and Shareholders of the Company authorizing the Mergers and the transactions contemplated by this Agreement and the Ancillary Documents. Copies of the Company's Certificate, certified by the New York Secretary of State, and Bylaws, certified by the Secretary of the Company, shall be attached to such certificate.

      5.5   OFFICER'S CERTIFICATE

      The Parent shall have received a certificate of the Chief Executive Officer of the Company that the conditions set forth in Sections 5.1, 5.2, 5.3,
5.9 and 5.10 have been satisfied.

      5.6   NONFOREIGN AFFIDAVIT

      The Parent shall have received from the Company, pursuant to Section 1445 of the Code, a Foreign Investment in Real Property Tax Act Affidavit, substantially in the form of Exhibit 5.6.

      5.7   COMPLIANCE WITH LAWS

      The consummation of the transactions contemplated by this Agreement and the Ancillary Documents shall be legally permitted by all laws and regulations to which the Parent or the Company is subject.

      5.8   LEGAL PROCEEDINGS

      No order of any court or administrative agency shall be in effect which enjoins, restrains, conditions or prohibits consummation of the transactions contemplated by this Agreement or any Ancillary Document, and no litigation, investigation or administrative proceeding shall be pending or threatened which would enjoin, restrain, condition or prevent consummation of the transactions contemplated by this Agreement or any Ancillary Document.

      5.9   TERMINATION OF CERTAIN AGREEMENTS

      Any and all rights of refusal, co-sale rights and registration rights, if any, for the benefit of the holders of Company Capital Stock or Stock Purchase Rights of the Company shall have been terminated or shall terminate upon consummation of the Mergers.

      5.10  EXERCISE OF STOCK PURCHASE RIGHTS; CONVERSION OF CONVERTIBLE
            SECURITIES

      Any and all Stock Purchase Rights and any and all securities and notes convertible at any time into Company Capital Stock, vested and unvested, and regardless of restrictions on exercise or conversion, shall have been exercised or terminated prior to the Closing Date.

      5.11  NONDISCLOSURE AGREEMENTS

      The Company shall have delivered to the Parent true and correct copies of all Nondisclosure Agreements entered into by employees or officers of or consultants to the Company after the date hereof, and no such Nondisclosure Agreement shall contain any exceptions to the terms thereof, including, without limitation, to the exclusive ownership by the Company of all Company-related inventions and intellectual property developments.

      5.12  CONSULTING AGREEMENT AND NON-COMPETITION AGREEMENT

      Bret Schlussman shall have executed and delivered the Consulting Agreement and the Non-Competition Agreement.

      5.13  SECURITIES LAWS

      The Parent shall have received all permits and other authorizations under applicable federal and state securities or Blue Sky Laws to issue the Aggregate Stock Consideration pursuant to the Mergers.

      5.14  LEGAL OPINION OF COUNSEL TO COMPANY

      The Parent shall have received an opinion from the counsel to Company in substantially the form attached as Exhibit 5.14.

      5.15  RESIGNATION OF OFFICERS AND DIRECTORS

      The Parent shall have received a written resignation from each of the officers and directors of the Company and the Company Subsidiaries and from Robin Gross as General Counsel of the Company, each effective as of the Effective Time and in a form acceptable to the Parent.

      5.16  COMPANY SHAREHOLDER APPROVAL

      The Company Shareholder Approval shall have been obtained.

ARTICLE VI - CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE
             SHAREHOLDERS

      The obligations of the Company and the Shareholders to perform and observe the respective covenants, agreements and conditions hereof to be performed and observed by them at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by the Company and the Shareholder Representative, on behalf of the Shareholders.

      6.1   ACCURACY OF REPRESENTATIONS AND WARRANTIES

      The representations and warranties of the Parent contained herein and in the Ancillary Documents shall have been true and correct when made and, except for (a) changes contemplated by this Agreement and the Ancillary Documents and
(b) to the extent that such representations and warranties speak as of an earlier date, shall be true and correct as of the Closing Date as though made on that date.

      6.2   PERFORMANCE OF AGREEMENTS

      The Parent shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement or any Ancillary Document to be performed and complied with by it at or prior to the Closing.

      6.3   LEGAL PROCEEDINGS

      No order of any court or administrative agency shall be in effect which enjoins, restrains, conditions or prohibits consummation of the transactions contemplated by this Agreement or any Ancillary Document, and no litigation, investigation or administrative proceeding shall be pending or threatened which would enjoin, restrain, condition or prevent consummation of the transactions contemplated by this Agreement or any Ancillary Document.

      6.4   COMPLIANCE WITH LAWS

      The consummation of the transactions contemplated by this Agreement and the Ancillary Documents shall be legally permitted by all laws and regulations to which the Parent or the Company is subject.

      6.5   SECRETARY'S CERTIFICATES

      The Company shall have received a certificate of the Secretary of the Parent, in form and substance satisfactory to the Company, as to the authenticity and effectiveness of the actions of the Board of Directors of the Parent authorizing the Mergers and the transactions contemplated by this Agreement and the Ancillary Documents. Copies of the Parent's Articles of Incorporation, certified by the Oregon Secretary of State, and Bylaws, certified by the Secretary of the Parent, shall be attached to such certificate.

      6.6   SECURITIES LAWS

      The Parent shall have received all permits and other authorizations under applicable federal and state securities or Blue Sky Laws to issue the Aggregate Stock Consideration pursuant to the Mergers.

      6.7   LEGAL OPINION OF COUNSEL TO PARENT

      The Company shall have received an opinion of counsel to the Parent substantially in the form attached as Exhibit 6.7.

      6.8   OFFICER'S CERTIFICATE

      The Company shall have received a certificate of the Chief Executive Officer of the Parent that the conditions set forth in Sections 6.1 and 6.2 have been satisfied.

      6.9   CONSULTING AGREEMENT AND NON-COMPETITION AGREEMENT

      The Parent shall have executed and delivered the Consulting Agreement and the Non-Competition Agreement.

      6.10  COMPANY SHAREHOLDER APPROVAL

      The Company Shareholder Approval shall have been obtained.

ARTICLE VII - COVENANTS

      Between the date of this Agreement and the Closing Date, or such later period as set forth in Sections 7.5, 7.6, 7.7, 7.8, 7.9 and 7.10, the parties covenant and agree as set forth in this Article VII.

      7.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGERS

      Unless the Parent shall otherwise agree in writing, the business of the Company shall be conducted in and only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in accordance with applicable law; and the Company shall use its best efforts to preserve intact the business organization of the Company, to keep available the services of the current officers, employees and consultants of the Company and to preserve the current relationships of the Company with, and the goodwill of, customers, suppliers and other Persons with which the Company has significant business relations. By way of amplification and not limitation, except as otherwise contemplated by this Agreement, the Company shall not, between the date of this Agreement and the Closing Date, directly or indirectly do, or propose to do, any of the following without the prior written consent of the Parent:

            (a) amend or otherwise change the Company's Certificate or Bylaws;

            (b) except for the issuance of shares of Company Capital Stock upon the exercise or conversion of currently outstanding Stock Purchase Rights or the issuance of shares of Company Common Stock upon the exercise of Options, issue, sell, contract to issue or sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or Encumbrance of (i) any assets of the Company, except in the ordinary course of business and in a manner consistent with past practice, (ii) any shares of capital stock of any class of the Company, or (iii) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company;

            (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or other securities, property or otherwise, with respect to any of its capital stock;

            (d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities;

            (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or division thereof or any material amount of assets; (ii) incur any Debt or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, any obligations of any Person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice; (iv) authorize any single capital expenditure which is in excess of $10,000 or capital expenditures which are, in the aggregate, in excess of $25,000 for the Company taken as a whole;
(v) enter into any agreement in which the obligation of the Company exceeds $10,000 or which shall not terminate or be subject to termination for convenience within 30 days following execution; (vi) license any Company Intellectual Property; or (vii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this paragraph
(e);

            (f) enter into or amend any employment, consulting or agency agreement, or increase the compensation payable or to become payable to any of its officers, employees, agents or consultants, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer, employee or consultant of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, Employee Benefit Plan or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, employee or consultant; provided, however, that the Company may use proceeds from the exercise of Options to pay bonuses or other extraordinary payments;

            (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting methods, policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

            (h) file an amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any company Subsidiary, surrender any right to claim a refund or credit of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any Company Subsidiary, or take any other similar action, including making any election with respect to any Taxes, relating to the filing of any Tax Return or the payment of any Tax;

            (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of trade payables in the ordinary course of business and consistent with past practice;

            (j) take any action that would or is reasonably likely to result in any of the representations or warranties of the Company set forth in this Agreement being untrue in any material respect, or in any covenant of the Company set forth in this Agreement being breached, or in any of the conditions to the Mergers specified in Article V hereof not being satisfied; or

            (k) agree to do any of the foregoing.

      7.2 ACCESS TO INFORMATION; CONFIDENTIALITY

      Subject to the terms of any confidentiality or similar agreement previously entered into by the parties (collectively, the "Confidentiality Agreement"), from the date hereof to the Closing Date, the Company shall, and shall cause the officers, directors, employees and agents of the Company to, afford the officers, employees and agents of the Parent access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and shall furnish the Parent with all financial, operating and other data and information as the Parent, through its officers, employees or agents, may reasonably request. Until the Closing Date, the Parent shall not visit the Company's facilities or contact the Company's customers, software vendor partners or employees (other than the Company's senior management, as identified by Bret Schlussman) unless and until the Parent receives the written approval of the Company, such approval not to be unreasonably withheld or delayed. From the date hereof until the Closing Date, the Company shall provide the Parent with monthly and other financial statements of the Company as they become available internally at the Company, all of which financial statements shall fairly present the financial position and results of operations of the Company as of the dates and for the periods therein specified. No investigation pursuant to this Section 7.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. The parties shall continue to comply with and to perform their respective obligations under the Confidentiality Agreement.

      7.3 NO ALTERNATIVE TRANSACTIONS

      Unless this Agreement shall have been terminated in accordance with its terms, the Company and the Shareholders shall not, directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any acquisition or purchase of all or any material portion of the assets of, or any equity interest in, the Company or any business combination with the Company or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate or negotiate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Company and the Shareholders shall notify the Parent promptly if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made and shall, in any such notice to the Parent, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. The Company and the Shareholders agree not to release any third party from, or waive any provision of, any confidentiality or standstill agreement (e.g. agreement not to invest in or seek change of control of the Company) to which the Company is a party.

      7.4 NOTIFICATION OF CERTAIN MATTERS

      Each party shall give prompt notice to the other parties of (a) the occurrence or nonoccurrence of any event which would be likely to cause any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate in any material respect and (b) any material failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.4 shall not limit or otherwise affect the rights or remedies available to the parties hereunder.

      7.5 FURTHER ACTION; COMMERCIALLY REASONABLE EFFORTS

      Upon the terms and subject to the conditions hereof, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including, without limitation, using its commercially reasonable efforts to obtain all waivers, licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and of other Persons as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the Mergers. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement or the Ancillary Documents, each party to this Agreement shall use commercially reasonable efforts to promptly take all such action. After the Closing, each party hereto, at the request of the other parties, will take any further actions necessary or desirable to carry out the purposes of this Agreement or any Ancillary Document, to vest in the Parent full title to all properties, assets and rights of the Company, and to effect the issuance of the Parent Common Stock to the Shareholders pursuant to the terms and conditions hereof.

      7.6 PUBLICITY

      No party to this Agreement shall make, or cause to be made, any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the Parent, which consent shall not be unreasonably withheld (and the Parent, the Company and the Shareholder Representative, on behalf of the Shareholders, shall cooperate as to the timing and content of any such press release, announcement or communication), except as such release, announcement or communication may be required by governmental authorities, regulations, a court of competent jurisdiction or applicable law (including, without limitation, securities laws affecting the Parent's public disclosure obligations), in which case the party releasing the information shall use its best efforts to provide the information contained therein to the Parent, the Company and the Shareholder Representative in advance of its disclosure.

      7.7 BLUE SKY LAWS

      The Parent shall use reasonable efforts to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Stock in connection with the Mergers, but shall not be obligated to file a registration statement or similar filing or application with respect to such Parent Common Stock. The Company and the Shareholders shall use reasonable efforts to assist the Parent as may be necessary to comply with the securities and Blue Sky Laws of all jurisdictions which are applicable in connection with the issuance of the Parent Common Stock in connection with the Mergers.

      7.8 REPAYMENT OF DEBT, RELEASES OF LIENS

      Prior to the Closing Date, the Company shall pay all Debt except as set forth on Schedule 7.8 (the "Permitted Debt") and cause any lenders under such Debt to release all Encumbrances with respect to any of the Company's assets.

      7.9 PIGGYBACK REGISTRATION

      (a) The Parent shall notify the Shareholders in writing at least fifteen
(15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Parent (including, but not limited to, registration statements relating to secondary offerings of securities of the Parent, but excluding registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act) and will afford each Shareholder, subject to the terms of this Section 7.9, an opportunity to include in such registration statement all or part of such Piggyback

Registrable Shares held by such Shareholder. Each Shareholder desiring to include in any such registration statement all or any part of the Piggyback Registrable Shares held by it (a "Piggyback Registering Shareholder") shall, within fifteen (15) days after the above-described notice from the Parent, so notify the Parent in writing. Such notice shall state the intended method of disposition of the Piggyback Registrable Shares by such Shareholder. If the registration statement under which the Parent gives notice under this paragraph
(a) is for an underwritten offering, the Parent shall so advise the Shareholder. In such event, the right of any such Piggyback Registering Shareholder to be included in a registration pursuant to this paragraph (a) shall be conditioned upon such Shareholder's participation in such underwriting and the inclusion of such Shareholder's Piggyback Registrable Shares in the underwriting to the extent provided herein. All Piggyback Registering Shareholders proposing to distribute their Piggyback Registrable Shares through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Parent. If the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Parent; second, to the holders of shares of Parent Common Stock that are contractually entitled to include such shares in such registration statement based on agreements in existence prior to the date hereof in accordance with the terms and cut-back provisions of such agreements; third, to the Piggyback Registering Shareholders on a pro rata basis based on the total number of shares of Parent Common Stock held by such Piggyback Registering Shareholders; and fourth, to any other shareholder of the Company (other than a Shareholder) on a pro rata basis. No such reduction shall reduce the securities being offered by the Parent for its own account to be included in the registration and underwriting. If any Piggyback Registering Shareholder disapproves of the terms of any such underwriting, such Piggyback Registering Shareholder may elect to withdraw therefrom by written notice to the Parent and the underwriter, delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Piggyback Registrable Shares excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Shareholder which is a partnership or corporation, the partners, retired partners and shareholders of such Shareholder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing person shall be deemed to be a single Shareholder, and any pro rata reduction with respect to such Shareholder shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such Shareholder as defined in this sentence. The Parent shall have the right to terminate or withdraw any registration initiated by it under this paragraph (a) prior to the effectiveness of such registration whether or not any Shareholder has elected to include securities in such registration. All rights of the Shareholders and obligations of the Parent under this paragraph (a) terminate upon the second anniversary of the Closing Date.

      (b) Notwithstanding the forgoing,

            (i) The Parent shall not be required to conduct an underwritten offering.

            (ii) The Parent shall have no obligation to include the Piggyback Registrable Shares owned by any Shareholder in a Registration Statement unless and until such Shareholder has furnished the Parent with all information and statements about or pertaining to such Shareholder in such reasonable detail and on such timely basis as is reasonably deemed by the Parent to be necessary or appropriate for the preparation of the Registration Statement.

            (iii) In connection with the filing of a Registration Statement, the Parent shall, subject to the other provisions of this Section 7.9:

                  (1) use its reasonable best efforts to cause the Registration Statement to become effective as soon as practicable after the filing thereof;

                  (2) prepare and file with the SEC as promptly as is commercially reasonably practicable such amendments and supplements to the Registration Statement and the prospectus contained therein as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act until the earlier to occur of
                  (A) six months after the effective date of such Registration Statement or the first anniversary of the Closing Date, whichever occurs later, or (B) the completion by the Piggyback Registering Shareholders of the distribution described in such Registration Statement;

                  (3) furnish to the Shareholders the number of copies of such Registration Statement, each amendment and supplement thereto and each prospectus contained therein as the Shareholders may reasonably request;

                  (4) use reasonable efforts to register or qualify such shares under the state blue sky or securities laws ("Blue Sky Laws") of such jurisdictions as the Shareholders reasonably request (and to keep such registrations and qualifications effective for so long as the Registration Statement is maintained effective), and to do any and all other acts and things that may be reasonably necessary or advisable to enable the Shareholders to consummate the disposition of such shares in such jurisdictions; provided, however, that the Parent will not be required to do any of the following: (i) qualify generally to do business in any jurisdiction where it would not be required but for this
                  Section 7.9, (ii) subject itself to taxation in any such jurisdiction, or (iii) file any general consent to service of process in any such jurisdiction;

                  (5) promptly notify the Shareholders at any time during the period that the Parent is required to keep the Registration Statement effective, of the occurrence of any event as a result of which such Registration Statement or the prospectus contained therein contains an untrue statement of a material fact or omits any fact necessary to make the statements therein in the light of the circumstances under which they were made, not misleading, and prepare a supplement or amendment to the Registration Statement or such prospectus so that, as thereafter delivered to the Parents of such shares, the Registration Statement will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

                  (6) use commercially reasonable efforts to cause all such shares to be listed on the Nasdaq National Market System or such other exchanges on which shares of Parent Common Stock are then traded; and

                  (7) have the right to defer such filing for a period of up to ninety (90) days, or such shorter period as may be required, if the Parent shall furnish to the Shareholders a certificate signed by the Chairman of the Board of Directors of the Parent stating that the Board of Directors of the Parent has determined that (a) a material event has occurred or is likely to occur that has not been publicly disclosed and if disclosed could have a material adverse effect on the Parent or (b) the registration could materially interfere with any public offering of primary shares issued by the Parent or of secondary shares being registered pursuant to any registration rights in existence on the date of this Agreement, acquisition, disposition, corporate reorganization or other material transaction involving the Parent or its subsidiaries.

            (c) If, pursuant to this Section 7.9, the shares of Parent Common Stock owned by the Shareholders are included in a registration statement, then the Shareholders shall pay all transfer taxes, if any, relating to the sale of the shares of Parent Common Stock and the fees and expenses of its own counsel.

            (d) Except for the fees and expenses specified in paragraph (c) of this Section 7.9 and except as provided in this paragraph (d), the Parent shall pay all expenses incident to the registration and to the Parent's performance of or compliance with this Section 7.9, including, without limitation, all registration and filing fees, fees and expenses of compliance with Blue Sky Laws, printing expenses, messenger and delivery expenses, and fees and expenses of counsel for the Parent and all independent certified public accountants and other persons retained by the Parent.

            (e) In the event that the shares of Piggyback Registrable Shares owned by the Shareholders are sold by means of a registration statement pursuant to this Section 7.9, each Shareholder (for the purposes of this paragraph (e), individually the "Registration Indemnifying Person") agrees to indemnify and hold harmless the other Shareholders, the Parent, each of the Parent's and such other Shareholders' officers and directors, and each Person, if any, who controls or may control the Parent or such other Piggyback Registering Shareholders within the meaning of the Securities Act (for the purposes of this paragraph (e), the other Piggyback Registering Shareholders, the Parent, such officers and directors, and any such other Persons being referred to individually as a "Registration Indemnified Person") from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including, without limitation, interest, penalties, and reasonable attorneys' fees and disbursements, asserted against, resulting to, imposed upon, or incurred by such Registration Indemnified Person, directly or indirectly (collectively, referred to for purposes of this paragraph
(e) and the corresponding provision of paragraph (f) below in the singular as a "Registration Claim"), based upon, arising out of, or resulting from (1) any untrue statement or alleged untrue statement of a material fact contained in the registration statement (including any preliminary or final prospectus contained therein or any amendments or supplements thereto) or any omission or alleged omission to state therein a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, or (2) any violation or alleged violation of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with such registration and sale of securities, in each case to the extent (but only to the extent) that such Registration Claim is based upon, arises out of or results from any untrue statement or omission based upon information furnished to the Parent by such Piggyback Registering Shareholder in a written document for use in connection with the registration statement; and each such Piggyback Registering Shareholder will pay, as incurred, any legal or other expenses reasonably incurred by any Person intended to be indemnified pursuant to this paragraph (e) in connection with investigating or defending any such Registration Claim.

            (f) The Parent (for the purposes of this paragraph (f), the "Registration Indemnifying Person") agrees to indemnify and hold harmless each Piggyback Registering Shareholder participating in the distribution of shares of Parent Common Stock pursuant to a registration statement, (for the purposes of this paragraph (f), the Piggyback Registering Shareholders and any such other persons also being referred to individually as an "Registration Indemnified Person") from and against all Registration Claims based upon, arising out of, or resulting from (x) any untrue statement or alleged untrue statement of a material fact contained in the registration statement or any omission or alleged omission to state therein a material fact necessary in order to make the statement made therein, in the light of the circumstances under which they were made, not misleading, or (y) any violation or alleged violation of the Securities Act or the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act or the Exchange Act or any state securities law in connection with such registration and sale of securities, provided that Parent will not be liable in any such case to the extent that any such Registration Claim arises out of or results from any untrue statement or omission based upon information furnished to the Parent by the Piggyback Registering Shareholders in a written document provided by the Shareholders for use in connection with the registration statement; and the Parent will pay to each such Piggyback Registering Shareholder or controlling Person, as incurred, any legal or other expenses reasonably incurred thereby in connection with investigating or defending any such Registration Claim. The foregoing indemnity will not inure to the benefit of any Piggyback Registering Shareholder to the extent that a prospectus relating to the shares of Parent Common Stock was required to be delivered by such Shareholder under the Securities Act and the Claim results from the fact that there was not sent or given to the Parent of the Piggyback Registrable Shares, at or prior to the written confirmation of the sale of such Piggyback Registrable Shares to such Parent, a copy of the prospectus if the Parent had previously furnished copies thereof to such Registering Shareholder.

            (g) The indemnification set forth herein shall be in addition to any liability the Parent or the Piggyback Registering Shareholders may otherwise have in connection with any registration of the Piggyback Registrable Shares. Within a reasonable time after receiving definitive notice of any Registration Claim in respect of which a Registration Indemnified Person may seek indemnification under this Section 7.9, such Registration Indemnified Person shall submit written notice thereof to such Registration Indemnifying Person(s). The failure of the Registration Indemnified Person so to notify the Registration Indemnifying Person(s) of any such Registration Claim shall not relieve the Registration Indemnifying Person(s) from any liability it may have hereunder except to the extent that (1) such liability was caused or increased by such omission, or (2) the ability of the Registration Indemnifying Person(s) to reduce such liability was materially adversely affected by such omission. In addition, the omission of the Registration Indemnified Person so to notify the Registration Indemnifying Person(s) of any such Claim shall not relieve the Registration Indemnifying Person(s) from any liability it may have otherwise than hereunder. The Registration Indemnifying Person(s) shall have the right to undertake, by counsel or representatives of its own choosing, the defense, compromise, or settlement (without admitting liability of the Registration Indemnifying Person(s)) of any such Registration Claim asserted, such defense, compromise, or settlement to be undertaken at the expense and risk of the Registration Indemnifying Person(s), and the Registration Indemnified Person shall have the right to engage separate counsel, at its own expense, which counsel for the Registration Indemnifying Person(s) shall keep informed and consult with in a reasonable manner; provided, however, that the Registration Indemnified Person(s) shall have the right to retain separate counsel, with reasonable fees and expenses to be paid by the Registration Indemnifying Person(s), if representation of the Registration Indemnified Person(s) by the counsel retained by the Registration Indemnifying Person(s) would be inappropriate due to potential or actual differing interests between the Registration Indemnified Person(s) and the Registration Indemnifying Person(s) in such proceeding. In the event the Registration Indemnifying Person(s) shall fail to undertake such defense by its own representatives, the Registration Indemnifying Person(s) shall give prompt written notice of such election not to undertake such defense to the Registration Indemnified Person, and the Registration Indemnified Person shall undertake, at the Registration Indemnifying Person(s)' expense, the defense, compromise, or settlement (without admitting liability of the Registration Indemnified Person) thereof on behalf of and for the account and risk of the Registration Indemnifying Person(s) by counsel or other representatives designated by the Registration Indemnified Person. In the event that any Registration Claim shall arise out of a transaction or cover any period or periods wherein the Parent and the Piggyback Registering Shareholders shall each be liable hereunder for part of the liability or obligation arising therefrom, then the parties shall, each choosing its own counsel and bearing its own expenses, defend such Registration Claim, and no settlement or compromise of such Registration Claim may be made without the joint consent or approval of the Parent and the Piggyback Registering Shareholders, which shall not be unreasonably withheld. Notwithstanding the foregoing, no Registration Indemnifying Person(s) shall be obligated hereunder with respect to amounts paid in settlement of any Registration Claim if such settlement is effected without the consent of such Registration Indemnifying Person(s) (which consent shall not be unreasonably withheld).

            (h) If the indemnification provided for in this Section 7.9 is held by a court of competent jurisdiction to be unavailable to an Registration Indemnified

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Person (as defined in either paragraph (e) or (f)) with respect to any
Registration Claim, then the Piggyback Registering Shareholders or the Parent, as applicable and as the case may be (each a "Registration Indemnifying Party"), in lieu of indemnifying an Registration Indemnified Party hereunder, shall contribute to the amount paid or payable by such Registration Indemnified Party as a result of such Registration Claim in such proportion as is appropriate to reflect the relative fault of the Registration Indemnifying Party on the one hand and of the Registration Indemnified Party on the other in connection with the statements, omissions or violations which resulted in such Registration Claim, as well as any other relevant equitable considerations. The relative fault of the Registration Indemnifying Party and of the Registration Indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Registration Indemnifying Party or by the Registration Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

            (i) The obligations of the Parent and the Piggyback Registering Shareholders under this Section 7.9 shall survive the completion of any offering of Piggyback Registrable Shares in a registration statement under this Section 7.9, and otherwise.

      7.10 PARENT PAYMENT OF CERTAIN LIABILITIES

      The Parent shall pay or provide funds to the Company to pay at Closing or when due, the estimated liabilities listed on Schedule 7.10.

      7.11 EXECUTION OF ALL ANCILLARY DOCUMENTS

      The Parent and the Company will execute at or prior to Closing each of the Ancillary Documents to which it is a party and all instruments or documents contemplated thereby.

      7.12 TERMINATION OF 401(k) PLAN

            The Company agrees to terminate its 401(k) plan prior to Closing Date. Prior to the Closing Date, the Company shall provide Parent with evidence satisfactory to Parent that the Company's 401(k) plan has been terminated pursuant to resolutions of the Company's Board of Directors (the form and substance of such resolutions shall be subject to advance review and approval by Parent), effective not later than the day immediately preceding the Closing Date.

ARTICLE VIIA - COVENANTS OF THE SHAREHOLDERS

      7A.1 RESTRICTIONS ON TRANSFER

      Each Shareholder will not sell, transfer, or otherwise dispose of, or make any offer or agreement relating to any of the foregoing with respect to, any shares of the Parent Common Stock that the undersigned may acquire in connection with the Mergers, except: (i) pursuant to a registration statement under the Securities Act or (ii) in a transaction otherwise exempt from the registration requirements of the Securities Act.

      7A.2 EXECUTION OF ALL ANCILLARY DOCUMENTS

      Each Shareholder will execute at or prior to Closing each Ancillary Document to which it is a party and all instruments or documents contemplated thereby.

      7A.3 NO ALTERNATIVE TRANSACTIONS

      (a) Each Shareholder shall vote or cause to be voted, or execute a written consent with respect to, his, her or its shares of Company Capital Stock against any proposal by a party other than the Parent to merge or consolidate with the Company or any subsidiary of the Company or to sell all or substantially all the assets of the Company or any subsidiary of the Company at every meeting of the Shareholders of the Company at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto.

      (b) Each Shareholder agrees that he, she or it will not, nor will such Shareholder permit any entity under such Shareholder's control to, deposit any shares of Company Capital Stock in a voting trust or subject the shares to any agreement, arrangement or understanding with respect to the voting of the shares inconsistent with this Agreement.

      7A.4 LIMITATION ON SALES

      During the term of this Agreement and prior to the Closing, each Shareholder agrees not to sell, assign, transfer, pledge, encumber or otherwise dispose of any of his, her or its shares of Company Capital Stock.

      7A.5 AGREEMENT TO VOTE SHARES

      (a) Each Shareholder that is a Major Shareholder hereby agrees to vote all Shares that such Shareholder is entitled to vote, at any time, to approve and adopt the Agreement, the Mergers, all agreements related to the Merger and any actions related thereto at any meeting of the shareholders of the Company, and at any adjournment thereof, at which such Agreement, the Mergers and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the shareholders of the Company. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict any Shareholder from acting in such Shareholder's capacity as a director or officer of the Company.

      (b) Each Shareholder that has a right of first refusal with respect to the sale of Company securities by any other shareholder pursuant to contract or otherwise, hereby waives such right of first refusal with respect to the transactions contemplated by this Agreement.

      (c) Each Shareholder agrees not to exercise any dissenters' rights to which such Shareholder may be eligible pursuant to the New York Business Corporation Law.

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER

      8.1 TERMINATION

      This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Closing Date:

            (a) by mutual written consent of the Parent, the Company, and the Shareholder Representative;

            (b) by either the Company or the Parent, if the Step One Merger has not been consummated by August 15, 2005; provided, however, that the right to terminate this Agreement under this paragraph (b) shall not be available to any party whose failure to fulfill or cause to be fulfilled any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date;

            (c) by either the Company or the Parent, if there shall be any law or regulation that makes consummation of the Mergers illegal or if any judgment, injunction, order or decree enjoining the Parent or the Company from consummating the Mergers is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this paragraph (c) shall have used all reasonable efforts to remove such judgment, injunction, order or decree;

            (d) by the Company, in the event of a material breach by the Parent of any representation, warranty or agreement contained herein which has not been cured or is not curable by August 15, 2005;

            (e) by the Parent, in the event of a material breach by the Company or by the Shareholders of any representation, warranty or agreement contained herein which has not been cured or is not curable by August 15, 2005.

      8.2 EFFECT OF TERMINATION

      In the event of the termination of this Agreement pursuant to Section 8.1 hereof, there shall be no further obligation on the part of any party hereto, except that nothing herein shall relieve any party from liability for any breach hereof before the termination date. Notwithstanding the foregoing, the Confidentiality Agreement between the Parent and the Company shall survive the termination of this Agreement and remain in full force and effect.

      8.3 AMENDMENT

      This Agreement may not be amended except by an instrument in writing signed by the Parent, the Company and Shareholders holding an aggregate of at least 60% of the Company Common Stock then outstanding.

      8.4 WAIVER

      At any time prior to the Closing Date, the Parent may (a) extend the time for the performance of any obligation or other act of the Company or the Shareholders, (b) waive any inaccuracy in the representations and warranties of the Company or the Shareholders contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any agreement of the Company or the Shareholders or any condition to the obligations of the Parent contained herein. At any time prior to the Closing Date, the Company may (a) extend the time for the performance of any obligation or other act of the Parent, (b) waive any inaccuracy in the representations and warranties of the Parent contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any agreement of the Parent or any condition to the obligations of the Company contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX - SURVIVAL AND INDEMNIFICATION

      9.1 SURVIVAL

      All representations and warranties contained in this Agreement or in the Ancillary Documents or in any certificate delivered pursuant hereto or thereto shall survive the Closing for a period of eighteen months after the Closing Date (the "Survival Period"), and shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired with respect thereto, or by any notice delivered pursuant to Section 7.4 hereof; provided, however, that (a) any claim based on fraud or relating to title to the Company Capital Stock shall survive the Closing indefinitely, (b) any claim related to Section 3.13 shall survive for thirty (30) days after the applicable statute of limitations, and
(c) and any claim relating to Taxes shall survive for thirty (30) days after the applicable statute of limitations. The covenants and agreements contained in this Agreement or in the Ancillary Documents shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

      9.2 INDEMNIFICATION BY THE SHAREHOLDERS

      Subject to the provisions and limitations set forth in this Article IX, from and after the Closing, each Shareholder shall indemnify and hold the Parent, its officers, directors and affiliates (as "affiliate" is defined in Rule 12b-2 of the Exchange Act) (the "Parent Indemnified Parties") harmless from and against, and shall reimburse the Parent Indemnified Parties for, any and all losses, damages, debts, liabilities, obligations, judgments, orders, awards, writs, injunctions, decrees, fines, penalties, Taxes, costs or expenses ("Losses") arising out of (i) any inaccuracy or misrepresentation in, or breach of, any representation or warranty made by the Company or such Shareholder in this Agreement or in any Ancillary Document; (ii) any failure by the Company or such Shareholder to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or in any Ancillary Document; (iii) any claim by any employee or former employee listed on Section 3.3(c) of the Company Disclosure Schedule to the extent based upon such employee's or former employee's having an option, right or interest in, or any right to receive an option, right or interest in any equity securities of the Company; (iv) any liability for withholding Taxes imposed with respect to any Merger Consideration payable to such Shareholder or (v) any Pre-Closing Taxes (except to the extent such Taxes are reflected on the Financial Statements or have been incurred since May 31, 2005 in the ordinary course of business and consistent with past practice).

      9.3 INDEMNIFICATION BY THE PARENT

      Subject to the limitations set forth in this Article IX, from and after the Closing, the Parent shall indemnify and hold the Shareholders, their officers, directors and affiliates (as "affiliate" is defined in Rule 12b-2 of the Exchange Act) (the "Shareholder Indemnified Parties") harmless from and against, and shall reimburse the Shareholders for, any and all Losses arising out of (i) any inaccuracy or misrepresentation in, or breach of, any representation or warranty made by the Parent in this Agreement or in any Ancillary Document; or (ii) any failure by the Parent to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or in any Ancillary Document.

      9.4 THRESHOLD AND LIMITATIONS; ADJUSTMENT OF MERGER CONSIDERATION

      (a) No Parent Indemnified Party or Shareholder Indemnified Party shall be entitled to receive any indemnification payment with respect to any claim for indemnification under this Article IX ("Claims") until the aggregate Losses for which the Parent Indemnified Parties or the Shareholder Indemnified Parties, as the case may be, would otherwise be entitled to receive indemnification exceed $100,000 (the "Threshold"). Once such aggregate Losses exceed the Threshold, the Parent Indemnified Parties or the Shareholder Indemnified Parties, as the case may be, shall be entitled to indemnification for the aggregate amount of all Losses. Notwithstanding the foregoing, the Parent Indemnified Parties and the Shareholder Indemnified Parties (collectively, the "Indemnified Parties"), as the case may be, shall be entitled to indemnification for all Losses based upon a claim of fraud or relating to title to Company Capital Stock, authority to enter into this Agreement, Taxes, the representations in Sections 3.2, 3.6(ii), 3.13, 3.20, 3.29, 3A.3, 3A.5, 4.2 and 4.10, the covenants set forth in Sections
7.10 and 10.2 hereof, or clause (iii) and (iv) of Section 9.2, without regard to the Threshold.

      (b) Except for Losses based upon a claim of fraud or relating to Taxes, title to Company Capital Stock or authority to enter into this Agreement, the aggregate liability of all Shareholders under this Article IX shall be limited to 50% of the Merger Consideration. With respect to any Claim other than those referenced in the last sentence of this Section 9.4(b), each Shareholder shall be jointly and severally liable, provided that with respect to any Claim to be satisfied with funds other than from the Escrow Fund, the liability of the Shareholders shall be several and limited to each Shareholder's Pro Rata Share of such obligations, provided further, that Bret D. Schlussman, Dr. Joseph Krespi and Robin Gross (collectively, the "Major Shareholders"), agree with the Parent Indemnified Parties to be responsible for payment to the Parent Indemnified Parties of 100% of such obligations, on a several basis, limited to such Major Shareholder's pro rata share of such obligations based on the allocation of the Merger Consideration among the Major Shareholders. In the event of any Claim based upon fraud by a Shareholder (but not based on fraud by the Company) or upon a Shareholder's breach of the representations and warranties set forth in Article IIIA, the representations and warranties set forth in Sections 3.13.4 and 3.13.9 as applicable to such Shareholder, or the covenants set forth in Article VIIA, the Parent Indemnified Parties shall be entitled to pursue the Claim only against such Shareholder.

      (c) An indemnifying party shall not be obligated to defend and hold harmless an Indemnified Party, or otherwise be liable to such party, with respect to any claims made by the Indemnified Party after the expiration of the applicable time period as set forth in Section 9.1 hereof. Notwithstanding the foregoing, indemnity may be sought after the expiration of the Survival Period pursuant to this Article IX if a Claim Notice shall have been delivered to the Shareholder Representative, on behalf of the Shareholders, or to the Parent, as the case may be, prior to the expiration of the Survival Period.

      9.5 PROCEDURE FOR INDEMNIFICATION

            9.5.1 CLAIM NOTICE

      An Indemnified Party shall give written notice (the "Claim Notice") of any Claim for indemnification under this Article IX to the Shareholder Representative, on behalf of the Shareholders, or to the Parent, as the case may be, reasonably promptly after the assertion against the Indemnified Party of any claim by a third party (a "Third Party Claim") or, if such Claim is not in respect of a Third Party Claim, reasonably promptly after the discovery of facts upon which the Indemnified Party intends to base a Claim for indemnification pursuant to this Article IX; provided, however, that the failure or delay to so notify the Shareholder Representative or the Parent, as the case may be, shall not relieve the indemnifying party of any obligation or liability that the indemnifying party may have to the Indemnified Party except to the extent that the indemnifying party demonstrates that his, her or its ability to defend or resolve such Claim is materially adversely affected thereby. Any such Claim Notice shall describe the facts and circumstances on which the asserted Claim for indemnification is based and shall include the amount of the indemnifiable Losses (or, if such amount is not then determined, a good faith estimate thereof) and the basis for the determination of the amount of such Losses.

            9.5.2 DEFENSE OF THIRD-PARTY CLAIMS

      (a) (i) Subject to the rights of or duties to any insurer or other third party having potential liability therefor, the Shareholder Representative, on behalf of the Shareholders, shall have the right, upon written notice given by the Shareholder

Representative to the Parent Indemnified Party within 30 days after receipt by the Shareholder Representative of the notice from the Parent Indemnified Party of any Third Party Claim, to assume the defense or handling of such Third Party Claim, at the Shareholders' sole expense, in which case the provisions of
Section 9.5.2(b) hereof shall govern; provided, however, that, notwithstanding the foregoing, the Parent may elect to assume the defense and handle any such Third Party Claim if it determines in good faith that the resolution of such Third Party Claim could result in an adverse impact on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects of the Parent, in which case the provisions of Section 9.5.2(c)(ii) hereof shall govern.

            (ii) Subject to the rights of or duties to any insurer or other third party having potential liability therefor, the Parent shall have the right, upon written notice given by the Parent to the Shareholder Representative within 30 days after receipt by the Parent of the notice from a Shareholder Indemnified Party of any Third Party Claim, to assume the defense or handling of such Third Party Claim, at the Parent's sole expense, in which case the provisions of Section 9.5.2(a)(ii) hereof shall govern.

      (b) The Shareholder Representative, on behalf of the Shareholders, or the Parent, as the case may be, shall select counsel reasonably acceptable to the Indemnified Party in connection with conducting the defense or handling of such Third Party Claim, and the Shareholder Representative or the Parent, as the case may be, shall defend or handle the same in consultation with the Indemnified Party and shall keep the Indemnified Party timely apprised of the status of such Third Party Claim. Neither the Shareholder Representative nor the Parent, as the case may be, shall, without the prior written consent of the Indemnified Party, agree to a settlement of any Third Party Claim, unless (A) the settlement provides an unconditional release and discharge of the Indemnified Party and the Indemnified Party is reasonably satisfied with such discharge and release and
(B) with respect to any Claim by a Parent Indemnified Party, the Parent shall not have reasonably objected to any such settlement on the ground that the circumstances surrounding the settlement could result in an adverse impact on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects of the Parent. The Indemnified Party shall cooperate with the Shareholder Representative or the Parent, as the case may be, and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

      (c) (i) (A) If (x) the Shareholder Representative does not give written notice to the Parent Indemnified Party pursuant to Section 9.5.2(a)(i) within 30 days after receipt of the notice from the Parent Indemnified Party of any Third Party Claim of the Shareholder Representative's election to assume the defense or handling of such Third Party Claim or (y) the Parent elects to assume the defense and the handling of such Third Party Claim pursuant to the proviso in Section 9.5.2(a)(i), the provisions of Section 9.5.2(c)(ii) hereof shall govern.

                  (B) If the Parent does not give written notice to the Shareholder Representative pursuant to Section 9.5.2(a)(ii) within 30 days after receipt of the notice from a Shareholder Indemnified Party of any Third Party Claim of the Parent's election to assume the defense or handling of such Third Party Claim, the provisions of Section 9.5.2(c)(ii) hereof shall govern.

            (ii) The Indemnified Party may, at the indemnifying party's expense, select counsel reasonably acceptable to the indemnifying party in connection with conducting the defense or handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as the Indemnified Party may deem appropriate and in consultation with the indemnified party; provided, however, that the Indemnified Party shall keep the Shareholder Representative or the Parent, as the case may be, timely apprised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the Shareholder Representative or the Parent, as the case may be, which consent shall not be unreasonably withheld. If the Indemnified Party defends or handles such Third Party Claim, the indemnifying party shall cooperate with the Indemnified Party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

            9.5.3 RESOLUTION OF CLAIM NOTICE

      Each Claim Notice given by an Indemnified Party shall be resolved as follows:

      (a) UNCONTESTED CLAIMS. If, within 15 business days after a Claim Notice is received by the Shareholder Representative, on behalf of the Shareholders, or by the Parent, the recipient does not contest such Claim Notice in writing, then
(a), in the case of a Claim Notice received by the Shareholder Representative, the Shareholder Representative shall be conclusively deemed to have consented, on behalf of all Effective Time Holders, to the recovery by the Parent Indemnified Parties of the full amount of Losses specified in the Claim Notice in accordance with this Article IX, including the forfeiture of the Escrow Fund; or (b), in the case of a Claim Notice, received by the Parent, the Parent shall promptly deliver payment in the amount of Losses specified in the Claim Notice to the Shareholder Representative on behalf of the Shareholders.

      (b) CONTESTED CLAIMS BY SHAREHOLDER REPRESENTATIVE. If the Shareholder Representative gives the Parent written notice contesting all or any portion of a Claim Notice (a "Shareholder Contested Claim") within the 15 business day period specified in Section 9.5.3(a), then such Shareholder Contested Claim shall be resolved by either

(i) a written settlement agreement executed by the Parent and the Shareholder Representative or (ii) in the absence of such a written settlement agreement within 30 business days following receipt by the Parent of the written notice from the Shareholder Representative, by litigation between the Parent and the Shareholder Representative.

      (c) CONTESTED CLAIMS BY THE PARENT. If the Parent gives the Shareholder Representative written notice contesting all or any portion of a Claim Notice (a "Parent Contested Claim") within the 15 business day period specified in Section 9.5.3(a), then such Parent Contested Claim shall be resolved by either (i) a written settlement agreement executed by the Parent and the Shareholder Representative or (ii) in the absence of such a written settlement agreement within 30 business days following receipt by the Shareholder Representative of the written notice from the Parent, by litigation between the Parent and the Shareholder Representative.

      9.6 REMEDIES; SPECIFIC PERFORMANCE; NO CONTRIBUTION FROM THE COMPANY

      Except as otherwise provided, the indemnification provisions of this
Article IX are the sole and exclusive remedy of any party to this Agreement for a breach of any representation, warranty or covenant contained herein. Notwithstanding the preceding sentence, each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including the indemnification provisions hereof) in any competent court having jurisdiction over the parties, in addition to any other remedy to which they may be entitled at law or in equity. Notwithstanding any provisions to the contrary, after the Closing Date, the Shareholders shall have no right against the Company based on or arising from the covenants, representations and warranties being made under this Agreement by the Company or the Shareholders arising hereunder or otherwise, whether by direct claim, cross-claim, in respect of indemnity or contribution rights, or otherwise.

ARTICLE X - GENERAL

      10.1 TAX MATTERS

      (a) The Parent shall prepare and timely file, or cause to be prepared and timely filed, all Returns of the Company that are due with respect to a Straddle Period or any Pre-Closing Tax Period other than Returns for which the due date (with applicable extensions) falls on or before the Closing Date. The Parent shall pay or cause to be paid all Taxes imposed on the Company shown as due and owing on such Returns subject to reimbursement by the Shareholders pursuant to Section 9.2 hereof.

      (b) For purposes of this Agreement, the portion of Tax attributable to the Pre-Closing Straddle Period shall (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period, and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount which would be payable if the Straddle Period ended on and included the Closing Date. To the extent that any Tax for a Straddle Period is based on the greater of a Tax on net income, on the one hand, and a Tax measured by net worth or some other basis not otherwise measured by income, on the other, the portion of such Tax related to the Pre-Closing Straddle Period shall be deemed to be (iii) if the amount of such Tax for the Straddle Period is measured by net worth or other basis, the amount of such Tax determined as though the taxable values for the entire Straddle Period equal the respective values as of the end of the Closing Date and multiplying the amount of such Tax by a fraction the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Straddle Period and the denominator of which is the number of days in the Straddle Period or (iv) if the amount of such Tax for the Straddle Period is measured by net income, the amount of such Tax determined as though the applicable Tax period terminated at the end of the day on the Closing Date.

      (c) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed on the Parent, the Company or the Surviving LLC in connection with this Agreement and the Ancillary Agreements ("Transfer Taxes") will be borne and paid by the Shareholders when due, and the Shareholders, at their own expense, will cause to be filed all necessary Returns and other documentation with respect to all such Transfer Taxes.

      (d) In connection with the preparation of Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company for all Pre-Closing Tax Periods, the Parent, the Company, the Surviving LLC, and the Shareholder Representative, on behalf of the Shareholders, shall cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes.

      (e) All Tax sharing agreements or similar agreements with respect to or involving the Company or any of its Company Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, neither the Surviving LLC, the Company, nor its Company Subsidiaries shall be bound thereby or have any liability thereunder.

      (f) Prior to Closing, the Company shall cause any payments that reasonably could constitute parachute payments within the meaning of Section 280G of the Code to be duly authorized and approved by the Company's shareholders in a manner sufficient to exempt all such payments from the application of section 280G of the Code pursuant to the shareholder approval exemption set forth therein and the regulations promulgated thereunder.

      10.2 EXPENSES

      The cost of the Company's investment banking, legal and accounting fees incurred in connection with the transactions contemplated by this Agreement will be paid or accrued by the Company at or prior to the Closing, and payable out of proceeds from the exercise of any Options. Schedule 10.2 to this Agreement sets forth such expenses paid or accrued as of the date of this Agreement. Each party shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the Ancillary Documents, regardless of whether the transactions contemplated by this Agreement are consummated; provided, however, that, should any action be brought hereunder, the reasonable attorneys' fees and expenses of the prevailing party shall be paid by the other party to such action.

      10.3 NOTICES

      Any notice, request or demand desired or required to be given hereunder shall be in writing given by personal delivery, confirmed facsimile transmission, or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice. The effective date of any notice, request or demand shall be the date of personal delivery, the date on which successful facsimile transmission is confirmed or the date actually delivered by a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.

      TO THE PARENT:

            Corillian Corporation
            3400 NW John Olsen Place
            Hillsboro, Oregon 97124
            Fax: (503) 617-3911
            Attention: Erich J. Litch

      with a copy to:

            Perkins Coie LLP
            1211 SW Fifth Avenue, 15th Floor
            Portland, Oregon 97204
            Fax: (503) 727-2222
            Attention: Roy W. Tucker

      TO THE COMPANY:

            qbt Systems Inc.
            665 Broadway
            New York, New York 10012

      with a copy to:

            St. John & Wayne, LLC
            Two Penn Plaza, East
            Newark, NJ 07715
            Fax: (973) 491-3555
            Attention: William P. Oberdorf. Esq.

      TO THE SHAREHOLDER REPRESENTATIVE:

            Robin Gross
            c/o Netlogic Inc.
            665 Broadway, 11th Floor, Suite 1101
            New York, NY 10012
            Fax: (917) 591-0183

      with a copy to:

            Bret D. Schlussman
            c/o Netlogic Inc.
            665 Broadway, 11th Floor, Suite 1101

            New York, NY 10012
            Fax: (917) 591-0183

      10.4 SEVERABILITY

      If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

      10.5 ENTIRE AGREEMENT

      This Agreement, the Confidentiality Agreement and the Ancillary Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof, including, without limitation, the Letter of Intent, dated as of July 5, 2005, as amended July 14, 2005, July 20, 2005 and July 29, 2005, entered into by and between the Parent and the Company.

      10.6 ASSIGNMENT

      This Agreement shall not be assigned prior to the Closing by operation of law or otherwise; provided, however, that the Parent's rights and obligations may be assigned to and assumed by the Parent or by any other corporation wholly owned (directly or through intermediate wholly owned subsidiaries) by the Parent.

      10.7 PARTIES IN INTEREST

      This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      10.8 GOVERNING LAW

      This Agreement shall be governed by, and construed in accordance with, the laws of the State of Oregon applicable to contracts executed in and to be performed in that state, excluding conflicts-of-laws principles.

      10.9 HEADINGS

      The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      10.10 COUNTERPARTS

      This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. To expedite the process of entering into this Agreement, the parties acknowledge that Transmitted Copies of this Agreement will be equivalent to original documents until such time as original documents are completely executed and delivered. "Transmitted Copies" will mean copies that are reproduced or transmitted via photocopy, facsimile or other process of complete and accurate reproduction and transmission.

      10.11 WAIVER OF JURY TRIAL

      The Parent, the Company and each of the Shareholders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the transactions contemplated hereby or the actions of such parties in the negotiation, administration, performance and enforcement hereof.

               [Remainder of this page intentionally left blank.]

      IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement and Plan of Reorganization as of the date and year first above written.

                                         CORILLIAN CORPORATION

                                         By: /s/ PAUL K. WILDE
                                             ----------------------------------
                                             Paul K. Wilde
                                             Chief Financial Officer

                                         QBT SYSTEMS INC.

                                         By: /s/ BRET D. SCHLUSSMAN
                                             ----------------------------------
                                             Bret D. Schlussman
                                             Chief Executive Officer

                                         QUANTUM ACQUISITION CORPORATION

                                         By: /s/ PAUL K. WILDE
                                             ----------------------------------
                                             Paul K. Wilde
                                             Vice President and Treasurer

                                         QUARRY ACQUISITION LLC

                                         By: /s/ PAUL K. WILDE
                                             ----------------------------------
                                             Paul K. Wilde, Manager

                                         SHAREHOLDERS:

                                         /s/ BRET D. SCHLUSSMAN
                                         --------------------------------------
                                         Bret D. Schlussman

                                         /s/ JOSEPH KRESPI
                                         --------------------------------------
                                         Dr. Joseph Krespi

                                         /s/ ROBIN GROSS
                                         --------------------------------------
                                         Robin Gross

                                         /s/ YIGAL BARUCH
                                         --------------------------------------
                                         Yigal Baruch

                                         /s/ EITAN NAHUM
                                         --------------------------------------
                                         Eitan Nahum

                                         /s/ GUANGMING LAN
                                         --------------------------------------
                                         Guangming Lan

                                         /s/ KURT JACOBS
                                         --------------------------------------
                                         Kurt Jacobs

                                         /s/ RALPH CAFIERO
                                         --------------------------------------
                                         Ralph Cafiero

                                         /s/ AYDIN HAREZI
                                         --------------------------------------
                                         Aydin Harezi

                                         /s/ CARL F. WURSTER
                                         --------------------------------------
                                         Carl F. Wurster

                                         /s/ STEPHEN ANDERSON
                                         --------------------------------------
                                         Stephen Anderson

                                         /s/ MAURICE KHOSH
                                         --------------------------------------
                                         Maurice Khosh

                                         /s/ KERRY NEMOVICHER
                                         --------------------------------------
                                         Kerry Nemovicher

                                         /s/ RAPHAEL BEN-BARUCH
                                         --------------------------------------
                                         Raphael Ben-Baruch

                                         /s/ GUIDO BELCIC
                                         --------------------------------------
                                         Guido Belcic

                                         /s/ BRIAN BODELL
                                         --------------------------------------
                                         Brian Bodell